Exhibit 4.1

FELCOR LODGING LIMITED PARTNERSHIP,
as Issuer,

THE GUARANTORS PARTY HERETO,
as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, Registrar and Paying Agent

__________________

INDENTURE

Dated as of May 21, 2015

__________________

6.000% Senior Notes due 2025

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
Section 310(a)(1)	7.10
(a)(2)	7.10
(b)	7.08
Section 311	7.03
Section 313(a)	7.06
Section 313(c)	7.06; 10.02
Section 314(a)	4.17; 10.02
(a)(4)	4.16; 10.02
(c)(1)	10.03
(c)(2)	10.03
(e)	10.04
Section 315(b)	7.05; 10.02
Section 316(a)(1)(A)	2.10
(a)(1)(B)	6.04
(b)	6.07
Section 317(a)(1)	6.08
(a)(2)	6.09
Section 318(a)	10.01
(c)	10.01

*Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.

TABLE OF CONTENTS
Page
ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions 1

SECTION 1.02.	Incorporation by Reference of Trust Indenture Act 21

SECTION 1.03.	Rules of Construction 21
ARTICLE TWO
NOTES

SECTION 2.01.	Form and Dating 22

SECTION 2.02.	Restrictive Legends 22

SECTION 2.03.	Execution, Authentication and Denominations 24

SECTION 2.04.	Registrar and Paying Agent 24

SECTION 2.05.	Paying Agent To Hold Money in Trust 25

SECTION 2.06.	Transfer and Exchange 25

SECTION 2.07.	Book-Entry Provisions for Global Notes 26

SECTION 2.08.	Special Transfer Provisions 27

SECTION 2.09.	Replacement Notes 29

SECTION 2.10.	Outstanding Notes 30

SECTION 2.11.	Temporary Notes 30

SECTION 2.12.	Cancellation 30

SECTION 2.13.	CUSIP Numbers 30

SECTION 2.14.	Defaulted Interest 31

SECTION 2.15.	Issuance of Additional Notes 31
ARTICLE THREE
REDEMPTION

SECTION 3.01.	Optional Redemption 31

SECTION 3.02.	Notices to Trustee 31

SECTION 3.03.	Selection of Notes To Be Redeemed 32

SECTION 3.04.	Notice of Redemption 32

SECTION 3.05.	Effect of Notice of Redemption 33

SECTION 3.06.	Deposit of Redemption Price 33

SECTION 3.07.	Payment of Notes Called for Redemption 33

SECTION 3.08.	Notes Redeemed in Part 33
ARTICLE FOUR
COVENANTS

SECTION 4.01.	Payment of Notes 33

SECTION 4.02.	Maintenance of Office or Agency 33

SECTION 4.03.	Limitation on Indebtedness 34

SECTION 4.04.	Limitation on Restricted Payments 36

SECTION 4.05.	Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries 39

SECTION 4.06.	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries 40

SECTION 4.07.	Limitation on Issuances of Guarantees by Restricted Subsidiaries 40

SECTION 4.08.	Limitation on Transactions with Affiliates 41

SECTION 4.09.	Maintenance of Total Unencumbered Assets 42

SECTION 4.10.	Limitation on Asset Sales 42
SECTION 4.11.    Repurchase of Notes upon a Change of Control    43

SECTION 4.12.	Existence 44

SECTION 4.13.	Payment of Taxes and Other Claims 45

SECTION 4.14.	Maintenance of Properties and Insurance 45

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Page

SECTION 4.15.	Notice of Defaults 45

SECTION 4.16.	Compliance Certificates 45

SECTION 4.17.	Commission Reports and Reports to Holders 45

SECTION 4.18.	Waiver of Stay, Extension or Usury Laws 46

SECTION 4.19.	Limitation on Sale-Leaseback Transactions 46

SECTION 4.20.	Investment Grade Rating 46
ARTICLE FIVE
SUCCESSOR CORPORATION

SECTION 5.01.	Consolidation, Merger and Sale of Assets 47

SECTION 5.02.	Successor Substituted 47
ARTICLE SIX
DEFAULT AND REMEDIES

SECTION 6.01.	Events of Default 48

SECTION 6.02.	Acceleration 49

SECTION 6.03.	Other Remedies 49

SECTION 6.04.	Waiver of Past Defaults 50

SECTION 6.05.	Control by Majority 50

SECTION 6.06.	Limitation on Suits 50

SECTION 6.07.	Rights of Holders To Receive Payment 50

SECTION 6.08.	Collection Suit by Trustee 50

SECTION 6.09.	Trustee May File Proofs of Claim 51

SECTION 6.10.	Priorities 51

SECTION 6.11.	Undertaking for Costs 51

SECTION 6.12.	Restoration of Rights and Remedies 51

SECTION 6.13.	Rights and Remedies Cumulative 52

SECTION 6.14.	Delay or Omission Not Waiver 52
ARTICLE SEVEN
TRUSTEE

SECTION 7.01.	General 52

SECTION 7.02.	Certain Rights of Trustee 52

SECTION 7.03.	Individual Rights of Trustee 53

SECTION 7.04.	Trustee’s Disclaimer 53

SECTION 7.05.	Notice of Default 53

SECTION 7.06.	Reports by Trustee to Holders 53

SECTION 7.07.	Compensation and Indemnity 54

SECTION 7.08.	Replacement of Trustee 54

SECTION 7.09.	Successor Trustee by Merger, Etc 55

SECTION 7.10.	Eligibility 55

SECTION 7.11.	Money Held in Trust 55

SECTION 7.12.	Force Majeure 55

SECTION 7.13.	Patriot Act 56

SECTION 7.14.	Withholding Taxes 56

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Page
ARTICLE EIGHT
DISCHARGE OF INDENTURE

SECTION 8.01.	Termination of Company’s Obligations 56

SECTION 8.02.	Defeasance and Discharge of Indenture 57

SECTION 8.03.	Defeasance of Certain Obligations 58

SECTION 8.04.	Application of Trust Money 59

SECTION 8.05.	Repayment to Company 59

SECTION 8.06.	Reinstatement 59
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.	Without Consent of Holders 59

SECTION 9.02.	With Consent of Holders 60

SECTION 9.03.	Revocation and Effect of Consent 60

SECTION 9.04.	Notation on or Exchange of Notes 61

SECTION 9.05.	Trustee To Sign Amendments, Etc 61

SECTION 9.06.	Conformity with Trust Indenture Act 61
ARTICLE TEN
MISCELLANEOUS

SECTION 10.01.	Trust Indenture Act of 1939 61

SECTION 10.02.	Notices 61

SECTION 10.03.	Certificate and Opinion as to Conditions Precedent 62

SECTION 10.04.	Statements Required in Certificate or Opinion 62

SECTION 10.05.	Rules by Trustee, Paying Agent or Registrar 63

SECTION 10.06.	Payment Date Other Than a Business Day 63

SECTION 10.07.	Governing Law 63

SECTION 10.08.	No Adverse Interpretation of Other Agreements 63

SECTION 10.09.	No Recourse Against Others 63

SECTION 10.10.	Successors 63

SECTION 10.11.	Duplicate Originals 63

SECTION 10.12.	Separability 64

SECTION 10.13.	Table of Contents, Headings, Etc 64
ARTICLE ELEVEN
GUARANTEE OF THE NOTES

SECTION 11.01.	Guarantee 64

SECTION 11.02.	Obligations of Guarantor Unconditional 64

SECTION 11.03.	Notice to Trustee 65

SECTION 11.04.	This Article Not To Prevent Events of Default 65

SECTION 11.05.	Trustee’s Compensation Not Prejudiced 65

SECTION 11.06.	Payments May Be Paid Prior to Dissolution 65

SECTION 11.07.	Release of Guarantee 65

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INDENTURE, dated as of May 21, 2015, between FelCor Lodging Limited Partnership, a Delaware limited partnership (“FelCor LP”), FelCor Lodging Trust Incorporated, a Maryland corporation, the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), registrar (“Registrar”) and paying agent (“Paying Agent”).
RECITALS OF COMPANY
FelCor LP has duly authorized the execution and delivery of this Indenture to provide for the issuance initially of up to $475,000,000 aggregate principal amount at maturity of FelCor LP’s 6.000% Senior Notes due 2025 issuable as provided in this Indenture. All things necessary to make this Indenture a valid agreement of FelCor LP in accordance with its terms have been done, and FelCor LP has done all things necessary to make the Notes, when executed by FelCor LP and authenticated and delivered by the authenticating agent hereunder and duly issued by FelCor LP, the valid obligations of FelCor LP as hereinafter provided.
This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of and to govern indentures qualified under the Trust Indenture Act of 1939, as amended.
AND THIS INDENTURE FURTHER WITNESSETH
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01.    Definitions.
“2019 Notes” means FelCor LP’s outstanding 6.75% Senior Secured Notes due 2019.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.
“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of FelCor, FelCor LP and their respective Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (without taking into account Unrestricted Subsidiaries) plus the minority interest in FelCor LP, if applicable; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:
(i)    the net income (or loss) of any Person, other than FelCor LP, FelCor or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to FelCor LP, FelCor or any of their respective Restricted Subsidiaries by such Person during such period;
(ii)    the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(iii)    any after-tax gains or losses attributable to Asset Sales;
(iv)    any after-tax gains or losses from the extinguishment of debt including gains and losses from the termination of interest rate hedge transactions;
(v)    for so long as the Notes are not rated Investment Grade, any amount paid or accrued as dividends on Preferred Stock of FelCor LP, FelCor or any Restricted Subsidiary owned by Persons other than FelCor or FelCor LP and any of their respective Restricted Subsidiaries;
(vi)    all extraordinary gains and extraordinary losses including, without limitation, gains and losses from any Casualty;
(vii)    any gain or loss realized as a result of the cumulative effect of a change in accounting principles;
(viii)    any non-cash goodwill or intangible asset impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards Nos. 141 or 141R, as applicable; and
(ix)    all non-cash expenses related to stock-based compensation plans or other non-cash compensation, including stock option non-cash expenses.
“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of FelCor LP, FelCor and their respective Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write ups of capital assets (excluding write ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:
(i)    all current liabilities of FelCor LP, FelCor and their respective Restricted Subsidiaries, excluding intercompany items, and
(ii)    all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to Section 4.17.
“Adjusted Total Assets” means, for any Person, the sum of:
(i)    Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to Section 4.17, and
(ii)    any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after June 1, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third business day immediately preceding the Redemption Date, plus, in the case of each of clause (i) and (ii), 0.50%.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar, Paying Agent, authenticating agent or co-Registrar.
“Agent Members” has the meaning provided in Section 2.07(a).
“Applicable Premium” means, at any Redemption Date, the greater of (1) 1.0% of the principal amount of the Notes and (2) the excess of (A) the present value at such Redemption Date of (x) the Redemption Price of the Notes on June 1, 2020 plus (y) all required remaining scheduled interest payments due on the Notes through June 1, 2020 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such Redemption Date.
“Asset Acquisition” means:
(i)    an investment by FelCor LP or FelCor or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with FelCor LP or FelCor or any of their respective Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such investment; or
(ii)    an acquisition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries from any other Person that constitutes substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such acquisition.
“Asset Disposition” means the sale or other disposition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than to FelCor LP, FelCor or another Restricted Subsidiary, of:
(i)    all or substantially all of the Capital Stock of any Restricted Subsidiary, or
(ii)    all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions, by FelCor LP or FelCor or any of their Restricted Subsidiaries to any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries of:
(1) all or any of the Capital Stock of any Restricted Subsidiary other than sales permitted under clause (4) of the Section 4.06,

(2) all or substantially all of the property and assets of an operating unit or business of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, or
(3) any other property and assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries outside the ordinary course of business of FelCor LP or FelCor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of FelCor LP and FelCor;
provided that “Asset Sale” shall not include:

•	sales or other dispositions of inventory, receivables and other current assets;

•	sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions;

•
sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy the requirements set forth in clause (i)(B) of the second paragraph of Section 4.10;

•	sales or other dispositions of assets for consideration of like-kind so long as such consideration has a fair market value at least equal to the value of the assets sold or disposed of;

•	the sale or other disposition of cash or Cash Equivalents;

•	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

•	a Restricted Payment that is permitted by Section 4.04; or

•	the creation of a Lien not prohibited by this Indenture and the sale of assets received as a result of the foreclosure upon a Lien.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:
(i)    the sum of the products of:
(a)    the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and
(b)    the amount of such principal payment; by
(ii)    the sum of all such principal payments.
“Board of Directors” means (i) with respect to FelCor, the Board of Directors of FelCor, (ii) with respect to FelCor LP, the Board of Directors of its general partner, (iii) with respect to the Subsidiary Guarantors, the board of directors of its general partner or manager, as the case may be, or, in each case of (i), (ii) and (iii) above, any committee of such Board of Directors duly authorized to act under this Indenture, and (iv) with respect to any other Person, the board or committee serving a similar function.
“Board Resolution” means a copy of a resolution, certified by the Secretary of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.
“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Change of Control” means such time as a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of FelCor or, other than by FelCor, of FelCor LP on a fully diluted basis.
“Change of Control Offer” has the meaning provided in Section 4.11.
“Change of Control Payment” has the meaning provided in Section 4.11.
“Change of Control Payment Date” has the meaning provided in Section 4.11.
“Closing Date” means May 21, 2015.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.
“Company Order” means a written request or order signed in the name of a Person (i) by its Chairman, a Vice Chairman, its President, a Vice President, manager or similar officer of its general partner and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, manager or similar officer of its general partner and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the Redemption Date to June 1, 2020 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 1, 2020.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the Redemption Date.
“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:
(i)    Consolidated Interest Expense, and to the extent not reflected in Consolidated Interest Expense but otherwise deducted in calculating Adjusted Consolidated Net Income, (1) amortization of original issue discount with respect to (x) the Notes and (y) any other Indebtedness Incurred after the Closing Date and (2) the interest portion of any deferred payment obligation, calculated in accordance with GAAP,
(ii)    income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets),
(iii)    depreciation expense,
(iv)    amortization expense, and
(v)    all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for FelCor LP, FelCor and their respective Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:
(a)    the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(b)    the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest expense in respect of Indebtedness during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, including, without limitation:
(a)    for all purposes other than for Section 4.04, the interest portion of any deferred payment obligation not Incurred in the ordinary course of business, calculated in accordance with GAAP;
(b)    solely for the purposes of Section 4.04, (i) amortization of original issue discount with respect to (x) the Notes, (y) the Existing Senior Secured Notes and (z) any other Indebtedness Incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;
(c)    all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;
(d)    the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of FelCor LP, FelCor or any of their respective Restricted Subsidiaries; and

(e)    all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by FelCor LP, FelCor and their respective Restricted Subsidiaries;
excluding (i) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof), (ii) any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (iii) any non-cash interest expense arising from the application of Statement of Financial Accounting Standards No. 133 or the adoption of FASB Staff Position No. APB 14-1.
“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107-2292, Attention: Corporate Trust Services.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Depositary” means The Depository Trust Company, its nominees and their respective successors.
“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:
(i)    required to be redeemed prior to the Stated Maturity of the Notes,
(ii)    redeemable at the option of the holder of such class or series of Capital Stock, other than Units, at any time prior to the Stated Maturity of the Notes, or
(iii)    convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;
provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.10 and 4.11, as applicable, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to FelCor LP’s repurchase of such Notes as are required to be repurchased pursuant to Sections 4.10 and 4.11.
“Environmental Law” means any applicable law relating to or imposing liability or standards of conduct concerning the environment including laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of FelCor or FelCor LP other than public offerings registered on Form S-8.

“Event of Default” has the meaning provided in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Notes” means any securities of FelCor LP containing terms identical to the Notes (except that such Exchange Notes shall be registered under the Securities Act) that are issued and exchanged for such Notes pursuant to the Registration Rights Agreement (or, with respect to Notes issued after the Closing Date, pursuant to a registration rights agreement with substantially the same terms and conditions as the Registration Rights Agreement) and this Indenture.
“Existing Senior Secured Notes” means FelCor LP’s outstanding 5.625% Senior Secured Notes due 2023.
“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by resolution of the Board of Directors or a committee thereof, whose determination shall be conclusive.
“FelCor LP” means FelCor Lodging Limited Partnership, a Delaware limited partnership, and its successors and assigns.
“FelCor” means FelCor Lodging Trust Incorporated, a Maryland corporation, and its successors and assigns.
“Four Quarter Period” has the meaning provided for it under the term “Interest Coverage Ratio.”
“Funds From Operations” for any period means the consolidated net income of FelCor LP, FelCor and their respective Restricted Subsidiaries for such period in conformity with GAAP (without taking into account Unrestricted Subsidiaries) excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation of real property (including furniture and equipment) and amortization related to real property and other non-cash charges related to real property, after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in FelCor LP, if applicable.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of July 1, 2009, including, without limitation, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Indenture shall be made without giving effect to:
(i)    the amortization of any expenses incurred in connection with the offering of the Notes, and
(ii)    except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.
“Global Notes” has the meaning provided in Section 2.01.
“Government Securities” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(i)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or
(ii)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a guarantee by FelCor LP or FelCor of Indebtedness of a Subsidiary of FelCor LP that is recourse (except upon the occurrence of certain events set forth in the instruments governing such Indebtedness, including, without limitation, fraud, misapplication of funds or other customary recourse provisions) solely to assets pledged to secure such Indebtedness, for so long as such guarantee may not be enforced against FelCor LP or FelCor by the holder of such Indebtedness (except upon the occurrence of such an event), provided that upon the occurrence of such an event, such guarantee shall be deemed to be the Incurrence of a “Guarantee” and at the time of such Incurrence and during such period as such guarantee may be enforced against FelCor LP or FelCor by the holder of such Indebtedness with respect to such Incurrence, such guarantee shall be deemed to be a “Guarantee” for all purposes under this Indenture. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranteed Indebtedness” has the meaning provided in Section 4.07.
“Guarantors” means FelCor and the Subsidiary Guarantors, collectively.
“Holder” or “Noteholder” means the registered holder of any Note.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person at any date of determination (without duplication):
(i)    all indebtedness of such Person for borrowed money;
(ii)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(iii)    the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);
(iv)    all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(v)    all Capitalized Lease Obligations;
(vi)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;
(vii)    all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and
(viii)    to the extent not otherwise included in this definition or the definition of “Consolidated Interest Expense,” obligations under Currency Agreements and Interest Rate Agreements.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:
(A)    the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and
(B)    Indebtedness shall not include any liability for federal, state, local or other taxes.
“Indenture” means this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:
(i)    the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to Section 4.17 (a “Four Quarter Period”); to
(ii)    the aggregate Consolidated Interest Expense during such Four Quarter Period.
In making the foregoing calculation,
(A)    pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers’ Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;
(B)    Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;
(C)    pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D)    pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into FelCor LP or FelCor or any of their respective Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;
provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more hotel properties, of the Person that is acquired or disposed of to the extent that such financial information is available.
“Interest Payment Date” means each semiannual interest payment date on June 1 and December 1 of each year, commencing December 1, 2015.
“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.
“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:
(i)    the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and
(ii)    the fair market value of the Capital Stock (or any other Investment), held by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of Section 4.06;
provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(i)    “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;
(ii)    the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and
(iii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by FelCor LP and FelCor, notice of which shall be given to a Responsible Officer of the Trustee.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or, lease in the nature thereof).
“Line of Credit” means one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, including without limitation, that certain Revolving Credit Agreement dated as of December 18, 2012, as amended, by and among FelCor/JPM Hospitality (SPE), L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C., Miami AP Hotel, L.L.C., Charleston Mills House Hotel, L.L.C., FelCor Myrtle Kingston Hotel, L.L.C., and FelCor Myrtle Kingston Lessee, L.L.C. (collectively, “Borrowers”), and JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:
(i)    brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,
(ii)    provisions for all taxes actually paid or payable as a result of such Asset Sale by FelCor LP, FelCor and their respective Restricted Subsidiaries, taken as a whole,

(iii)    payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and
(iv)    amounts reserved by FelCor LP, FelCor and their respective Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and
(b)    with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.
“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.
“Note Guarantee” means a Guarantee by FelCor and the Subsidiary Guarantors for payment of the Notes by such Person. The Note Guarantees will be unsecured senior obligations of each such Person and will be unconditional regardless of the enforceability of the Notes or this Indenture.
“Note Register” has the meaning provided in Section 2.04.
“Notes” means any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Closing Date, any other Notes issued after the Closing Date under this Indenture and any Exchange Notes. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.
“Offer to Purchase” means an offer to purchase Notes by FelCor LP, from the Holders commenced by giving a notice to the Trustee and each Holder stating:
(i)    the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary in the case of a partial redemption;
(ii)    the purchase price and the date of purchase (which shall be a Business Day no earlier than 15 days nor later than 60 days from the date such notice is given) (“Payment Date”);
(iii)    that any Note not tendered will continue to accrue interest pursuant to its terms;
(iv)    that, unless FelCor LP defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v)    that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder To Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
(vi)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(vii)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.
On the Payment Date, FelCor LP shall:
(a)    accept the Notes for payment and in the case of a partial redemption, such Notes or portions thereof tendered pursuant to an Offer to Purchase on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary;
(b)    deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and
(c)    promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by FelCor LP.
The Paying Agent shall promptly pay to the Holders of Notes so accepted an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. FelCor LP shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. FelCor LP shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that FelCor LP is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, FelCor LP and FelCor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.
“Officer” means, with respect to any Person, (i) the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary or Person holding a similar position at the general partner or manager of such Person.
“Officers’ Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers’ Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall meet the requirements of Section 10.03.
“Offshore Global Notes” has the meaning provided in Section 2.01.
“Offshore Notes Exchange Date” has the meaning provided in Section 2.01.
“Offshore Physical Notes” has the meaning provided in Section 2.01.
“Opinion of Counsel” means a written opinion signed by legal counsel who may be an employee of or counsel to FelCor or FelCor LP. Each such Opinion of Counsel shall meet the requirements of Section 10.03.
“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article Eight, the Paying Agent shall not be FelCor LP, a Subsidiary of FelCor LP, any Guarantor or an Affiliate of any of them. The term “Paying Agent” includes any additional Paying Agent.
“Payment Date” has the meaning provided to it under the term “Offer to Purchase.”

“Permanent Offshore Global Notes” has the meaning provided in Section 2.01.
“Permitted Investment” means:
(i)    an Investment in FelCor LP or FelCor or any of their Restricted Subsidiaries or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, FelCor LP or FelCor or any of their Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such Investment;
(ii)    Temporary Cash Investments;
(iii)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(iv)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any disposition of assets or rights not constituting an Asset Sale by reason of the threshold contained in the definition thereof;
(v)    stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and, disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;
(vi)    any Investment of FelCor, FelCor LP or any of their Restricted Subsidiaries existing on the date of this Indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date; and
(vii)    Guarantees of Indebtedness permitted to be Incurred by the primary obligor pursuant to Section 4.03.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Physical Notes” has the meaning provided in Section 2.01.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in the first paragraph of Section 2.02.
“Purchase Agreement” means the Purchase Agreement, dated as of May 14, 2015, among FelCor LP, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and J.P. Morgan Securities LLC for themselves and as representatives on behalf of the several initial purchasers listed on Schedule I thereto.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Quotation Agent” means the Reference Treasury Dealer selected by FelCor LP and FelCor.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.
“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture.
“Reference Period” has the meaning provided to it under the term “Interest Coverage Ratio.”
“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by FelCor LP and FelCor that are primary dealers of Government Securities.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by FelCor LP, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to FelCor LP by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the Redemption Date.
“Registrar” has the meaning provided in Section 2.04.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 21, 2015, among FelCor LP, FelCor, the Subsidiary Guarantors, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and J.P. Morgan Securities LLC, and certain permitted assigns specified therein.
“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.
“Regular Record Date” for the interest payable on any Interest Payment Date means the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
“Regulation S” means Regulation S under the Securities Act.
“Responsible Officer,” when used with respect to the Trustee, means the chairman or any vice chairman of the board of directors, the chairman or any vice chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers with direct responsibility for administering this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Restricted Payments” has the meaning provided in Section 4.04(iv).
“Restricted Subsidiary” means any Subsidiary of FelCor LP or FelCor other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means the following obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter Incurred:
(i)    all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of FelCor LP and FelCor under a Line of Credit;
(ii)    all Indebtedness and all other monetary obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly subordinated in right of payment to the Notes; and
(iii)    Subsidiary Debt.
Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of FelCor LP and FelCor and their respective Restricted Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.
“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
“Significant Subsidiary” means, at any determination date, any Restricted Subsidiary that, together with its Subsidiaries:
(i)    for the most recent fiscal year of FelCor LP and FelCor, accounted for more than 15% of the consolidated revenues of FelCor LP, FelCor and their respective Restricted Subsidiaries, or
(ii)    as of the end of such fiscal year, was the owner of more than 15% of the consolidated assets of FelCor LP, FelCor and their respective Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements thereof for such fiscal year.
“S&P” means Standard & Poor’s and its successors.
“Stated Maturity” means:
(i)    with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
(ii)    with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
“Subsidiary Debt” means all Unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor.
“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the Notes and this Indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of the Capital Stock owned by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by this Indenture), (ii) satisfaction and discharge of the obligations under this Indenture or a defeasance under Section 8.02 or 8.03 of this Indenture, as applicable, (iii) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness (including, without limitation, the release of the Subsidiary Guarantors from their Guarantee of the 2019 Notes and the Existing Senior Secured Notes to the extent that such Subsidiary Guarantors do not Guarantee any other Guaranteed Indebtedness other than the Notes and their Guarantee thereof), except a discharge or release by or as a result of payment under such Guarantee or (iv) such Subsidiary Guarantor being designated as an Unrestricted Subsidiary in accordance with the terms of this Indenture. For the avoidance of doubt, FelCor and FelCor LP may release a Subsidiary Guarantor from its Subsidiary Guarantee under the Notes substantially simultaneously with the release of such Subsidiary Guarantor from all other Guarantees of any Indebtedness of FelCor LP, FelCor and any other Subsidiary Guarantor for so long as such Restricted Subsidiary does not Guarantee any Indebtedness of FelCor LP or FelCor.
“Subsidiary Guarantor” means each Restricted Subsidiary that executes a Subsidiary Guarantee in compliance with Section 4.07. As of the Closing Date, the Subsidiary Guarantors will include FelCor/CSS Holdings, L.P., FelCor Hotel Asset Company, L.L.C., FelCor Lodging Holding Company, L.L.C., FelCor Canada Co., FelCor TRS Holdings, L.L.C., FelCor TRS Borrower 4, L.L.C., FelCor Copley Plaza, L.L.C., FelCor St. Pete (SPE), L.L.C., FelCor Esmeralda (SPE), L.L.C., Los Angeles International Airport Hotel Associates, a Texas limited partnership, Madison 237 Hotel, L.L.C., Royalton 44 Hotel, L.L.C., FelCor Milpitas Owner, L.L.C., FelCor Baton Rouge Owner, L.L.C., FelCor Dallas Love Field Owner, L.L.C., Myrtle Beach Owner, L.L.C., FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB SSF Holdings, L.P., FelCor S-4 Hotels (SPE), L.L.C. and FCH/PSH, L.P.
“Temporary Cash Investment” means any of the following:
(i)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;
(ii)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;
(iii)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;
(iv)    commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of FelCor LP or FelCor) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or such similar equivalent rating);
(v)    securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s (or such similar equivalent rating);

(vi)    money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (i) through (v) of this definition;
(vii)    repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500.0 million, having a term of not more than 30 days, with respect to securities referred to in clause (ii) of this definition; and
(viii)    instruments equivalent to those referred to in clauses (i) to (vii) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.
“Temporary Offshore Global Note” has the meaning provided in Section 2.01.
“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date this Indenture was executed, except as provided in Section 9.06.
“Total Assets” means the sum of:
(i)    Undepreciated Real Estate Assets; and
(ii)    all other assets of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivables).
“Total Unencumbered Assets” as of any date means the sum of:
(1) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and
(2) all other assets (but excluding intangibles and accounts receivable) of FelCor LP, FelCor and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Date” means, with respect to the Incurrence of any Indebtedness by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven of this Indenture and thereafter means such successor.
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to FelCor LP or FelCor or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of FelCor LP, FelCor and their Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.
“United States Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

“Units” means the limited partnership units of FelCor LP that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of FelCor are redeemable for cash or Common Stock of FelCor.
“Unrestricted Subsidiary” means:
(i)    any Subsidiary of FelCor LP or FelCor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;
(ii)    any Subsidiary of an Unrestricted Subsidiary; and
(iii)    any entity that is designated as an “Unrestricted Subsidiary” pursuant to the indenture governing the Existing Senior Secured Notes as of the date hereof, which such entities are as follows: Minneapolis ES Leasing, L.L.C., Myrtle Beach Leasing, L.L.C., FelCor Union Square Lessee, L.L.C., BHR Operations, L.L.C., BHR Canada Tenant Company, DJONT/CMB FCOAM, L.L.C., DJONT/CMB Orsouth Leasing, L.L.C., DJONT/JPM Phoenix Leasing, L.L.C., DJONT/JPM Leasing, L.L.C., FCH/SH Leasing II, L.L.C., FelCor S-4 Leasing (SPE), L.L.C., FCH/SH Leasing, L.L.C., DJONT Leasing, L.L.C., DJONT/Charlotte Leasing, L.L.C., DJONT/Indianapolis Leasing, L.L.C., FelCor FQ Lessee, L.L.C., FelCor Lombard Lessee, L.L.C., FelCor Raleigh Lessee, L.L.C., FelCor San Antonio NW Lessee, L.L.C., Napa ES Leasing, L.L.C., FelCor Copley Plaza Leasing, L.L.C., Madison 237 Hotel Leasing, L.L.C., Royalton 44 Hotel Leasing, L.L.C.
The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of FelCor LP or FelCor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:
(A)    any Guarantee by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by FelCor LP or FelCor or such Restricted Subsidiary (or all, if applicable) at the time of such designation;
(B)    either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04; and
(C)    if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Sections 4.03 and 4.04.
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that
(i)    no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
(ii)    all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture.
Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Indebtedness” means any Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Global Notes” has the meaning provided in Section 2.01.
“U.S. Physical Notes” has the meaning provided in Section 2.01.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
SECTION 1.02.    Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:
“indenture notes” means the Notes;
“indenture note holder” means a Holder or a Noteholder;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the indenture securities means FelCor LP, the Guarantors or any other obligor on the Notes.
All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.
SECTION 1.03.    Rules of Construction. Unless the context otherwise requires:
(i)    a term has the meaning assigned to it;
(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(iii)    “or” is not exclusive;
(iv)    words in the singular include the plural, and words in the plural include the singular;
(v)    provisions apply to successive events and transactions;
(vi)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(vii)    all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of “GAAP” set forth in Section 1.01; and
(viii)    all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated.

ARTICLE TWO

NOTES
SECTION 2.01.    Form and Dating. The Notes and the authentication agent’s certificate of authentication shall be in the form annexed hereto as Exhibit A with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, by stock exchange agreements to which FelCor LP or the Guarantors are subject or by usage. FelCor LP shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.
The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. To the extent applicable, FelCor LP, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (collectively, the “U.S. Global Notes”), deposited with the Registrar, as custodian for the Depositary, duly executed by FelCor LP and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the U.S. Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for the Depositary or its nominee, as hereinafter provided (but in no event may such amount exceed the aggregate principal amount of Notes authenticated pursuant to Section 2.03 and then outstanding pursuant to Section 2.10).
Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more temporary global Notes in registered form substantially in the form set forth in Exhibit A (the “Temporary Offshore Global Notes”) deposited with the Registrar, as custodian for the Depositary, duly executed by FelCor LP and authenticated by the Trustee or authenticating agent as hereinafter provided. At any time following 40 days from the initial issuance of a series of notes (the “Offshore Notes Exchange Date”), upon receipt by the Trustee and FelCor LP of a certificate substantially in the form of Exhibit B hereto, one or more permanent global Notes in registered form substantially in the form set forth in Exhibit A (the “Permanent Offshore Global Notes,” and together with the Temporary Offshore Global Notes, the “Offshore Global Notes”) duly executed by FelCor LP and authenticated by the Trustee or authenticating agent as hereinafter provided shall be deposited with the Registrar as custodian for the Depositary, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Temporary Offshore Global Notes in an amount equal to the principal amount of the beneficial interest in the Temporary Offshore Global Notes transferred.
Notes offered and sold in reliance on Regulation D under the Securities Act shall be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A (the “U.S. Physical Notes”). Notes issued pursuant to Section 2.07 in exchange for interests in the Offshore Global Note shall be in the form of permanent certificated Notes in registered form substantially in the form set forth in Exhibit A (the “Off-shore Physical Notes”).
The Offshore Physical Notes and U.S. Physical Notes are sometimes collectively herein referred to as the “Physical Notes.” The U.S. Global Notes and the Offshore Global Notes are sometimes referred to herein as the “Global Notes.”
The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.
SECTION 2.02.    Restrictive Legends. Unless and until a Note is exchanged for an Exchange Note or sold in connection with an effective Registration Statement pursuant to the Registration Rights Agreement, the U.S.

Global Notes, Temporary Offshore Global Notes and each U.S. Physical Note shall bear the following legend on the face thereof:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES, AND 40 DAYS IN THE CASE OF REGULATION S NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
Each Global Note, whether or not an Exchange Note, shall also bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A

SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.08 OF THE INDENTURE.
Each Global Note, whether or not an Exchange Note, shall also include the following legend if such Note is issued with more than de minimis original issue discount for United States federal income tax purposes:
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: 545 EAST JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062, ATTENTION: GENERAL COUNSEL.
SECTION 2.03.    Execution, Authentication and Denominations. The Notes shall be executed by two Officers of FelCor, as general partner of FelCor LP. The signature of any of these Officers on the Notes may be by facsimile or manual signature in the name and on behalf of FelCor or FelCor LP, as the case may be.
If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Each Note will be dated the date of its authentication.
The Notes shall be issued in the initial aggregate principal amount of $475,000,000, provided that FelCor LP may issue additional Notes hereunder without limitation as to principal amount in accordance with Section 2.15 hereof.
At any time and from time to time after the execution of this Indenture, the Trustee or an authenticating agent shall upon receipt of a Company Order authenticate for original issue Notes in the aggregate principal amount specified in such Company Order; provided that the Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of FelCor LP in connection with such authentication of Notes. Such Company Order shall specify the amount of Notes to be authenticated, the principal amount of each Note to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of each of the said Notes, the CUSIP, if applicable, delivery instruction for each such Note and in case of an issuance of Notes pursuant to Section 2.15, shall certify that such issuance is in compliance with Article Four.
The Trustee or FelCor may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the authenticating agent includes authentication by any such authenticating agent. An authenticating agent has the same rights as an Agent to deal with FelCor LP or an Affiliate of FelCor LP.
The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 in principal amount at maturity and any integral multiple of $1,000 in excess thereof.
SECTION 2.04.    Registrar and Paying Agent. FelCor LP shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon FelCor LP in respect of the Notes and this Indenture may be served, which shall be in the Borough of Manhattan, The City of New York. FelCor LP shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the “Note Register”). FelCor LP may have one or more co-Registrars and one or more additional Paying Agents.

FelCor LP shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. FelCor LP shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If FelCor LP fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Trustee shall act as such Registrar and Paying Agent for service of notices and demands. FelCor LP may remove any Agent upon 30 days prior written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by FelCor LP and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso. Except with respect to Article Eight, FelCor, FelCor LP, any Subsidiary of FelCor or FelCor LP, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands.
FelCor LP initially appoints U.S. Bank National Association as Registrar, Paying Agent, authenticating agent and agent for service of notice and demands. If, at any time, the Trustee is not the Registrar, the Registrar shall make available to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may reasonably request, the names and addresses of the Holders as they appear in the Note Register.
SECTION 2.05.    Paying Agent To Hold Money in Trust. Not later than each due date of the principal, premium, if any, interest and Additional Interest, if any, on any Notes, FelCor LP shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due. FelCor LP shall deposit or otherwise transfer such funds to the Paying Agent by no later than 10:00 a.m., New York City time, on the applicable due date. FelCor LP shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, interest and Additional Interest, if any, on the Notes (whether such money has been paid to it by FelCor LP or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by FelCor LP (or any other obligor on the Notes) in making any such payment. FelCor LP at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If FelCor, FelCor LP or any Subsidiary of FelCor or FelCor LP or any Affiliate of any of them acts as Paying Agent, it will, on or before each due date of any principal of, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, interest or Additional Interest, if any, so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.
SECTION 2.06.    Transfer and Exchange. The Notes are issuable only in registered form. A Holder may transfer a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Note Register. Prior to the registration of any transfer by a Holder as provided herein, FelCor LP, the Guarantors, the Trustee and any agent of FelCor LP shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither FelCor LP, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations (including an exchange of Notes for Exchange Notes), the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided that no exchanges of Notes for Exchange Notes shall occur until a Registration Statement shall have been declared effective by the Commission and that any Notes that are exchanged for Exchange Notes shall be cancelled by the Registrar. To permit registrations of transfers and exchanges, FelCor LP shall execute and the authenticating agent shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but FelCor LP may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchanges pursuant to Section 2.11, 3.08, 4.10, 4.11 or 9.04).
The Registrar shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the giving of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such notice, (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (iii) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.
Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, FelCor LP and the Guarantors may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, FelCor LP or the Guarantors shall be affected by notice to the contrary.
SECTION 2.07.    Book-Entry Provisions for Global Notes.
(a)    The U.S. Global Note and Offshore Global Note initially shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Registrar as custodian for such Depositary and (iii) bear legends as set forth in Section 2.02.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Registrar as its custodian, or under the Global Note, and the Depositary may be treated by FelCor LP, the Guarantors, the Trustee, the Agents and any agent of FelCor LP, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent FelCor LP, the Guarantors, the Registrar, any Agent or any agent of FelCor LP or the Guarantors from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
(b)    Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and procedures of the Depositary and the provisions of Section 2.08. In addition, U.S. Physical Notes and Offshore Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the U.S. Global Note or the Offshore Global Note, respectively, if (i) the Depositary notifies FelCor LP that it is unwilling or unable to continue as Depositary for the U.S. Global Note or the Offshore Global Note, as the case may be, and a successor depositary is not appointed by FelCor LP within 90 days of such notice, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request therefor from the Depositary or (iii) in accordance with the rules and procedures of the Depositary and the provisions of Section 2.08.
(c)    Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(d)    In connection with any transfer of a portion of the beneficial interests in the U.S. Global Note or Permanent Offshore Global Note to beneficial owners pursuant to paragraph (b) of this Section, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global Note or Permanent Offshore Global Note in an amount equal to the principal amount of the beneficial interest in the U.S. Global Note or Permanent Offshore Global Note to be transferred, and FelCor LP shall execute, and the authenticating agent shall authenticate and deliver, one or more U.S. Physical Notes or Offshore Physical Notes, as the case may be, of like tenor and amount.
(e)    In connection with the transfer of the entire U.S. Global Note or Offshore Global Note to beneficial owners pursuant to paragraph (b) of this Section, the U.S. Global Note or Offshore Global Note, as the case may be, shall be deemed to be surrendered to the Registrar for cancellation, and FelCor LP shall execute, and the authenticating agent shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the U.S. Global Note or Offshore Global Note, as the case may be, an equal aggregate principal amount of U.S. Physical Notes or Offshore Physical Notes, as the case may be, of authorized denominations.
(f)    Any U.S. Physical Note delivered in exchange for an interest in the U.S. Global Note pursuant to paragraph (b), (d) or (e) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.08, bear the legend regarding transfer restrictions applicable to the U.S. Physical Note set forth in Section 2.02.
(g)    Any Offshore Physical Note delivered in exchange for an interest in the Temporary Offshore Global Note pursuant to paragraph (b), (d) or (e) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.08, bear the legend regarding transfer restrictions applicable to the Offshore Physical Note set forth in Section 2.02.
(h)    The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
SECTION 2.08.    Special Transfer Provisions. Unless and until a Note is exchanged for an Exchange Note or sold in connection with an effective Registration Statement pursuant to the Registration Rights Agreement, the following provisions shall apply:
(a)    Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):
(1)    The Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is one year after the original issuance of the Notes or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto and, if such transfer is with respect to an aggregate principal amount of Notes at the time of transfer of less than $100,000 an opinion of counsel acceptable to FelCor and FelCor LP that such transfer is in compliance with the Securities Act.
(2)    If the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Note, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (1) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount at maturity of the U.S. Global Note in an amount equal to the principal amount at maturity of the beneficial interest in the U.S. Global Note to be transferred, and FelCor LP shall execute, and the authenticating agent shall authenticate and deliver, one or more U.S. Physical Notes of like tenor and amount.
(b)    Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a U.S. Physical Note or an interest in the U.S. Global Note to a QIB (excluding Non-U.S. Persons):
(i)    If the Note to be transferred consists of (x) U.S. Physical Notes, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised FelCor LP and the

Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has other-wise advised FelCor LP and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding FelCor LP and the Guarantors as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in the U.S. Global Note, the transfer of such interest may be effected only through the book entry system maintained by the Depositary.
(ii)    If the proposed transferee is an Agent Member, and the Note to be transferred consists of U.S. Physical Notes, upon receipt by the Registrar of the documents referred to in clause (i) and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the U.S. Global Note in an amount equal to the principal amount at maturity of the U.S. Physical Notes, to be transferred, and the Registrar shall cancel the U.S. Physical Note so transferred.
(c)    Transfers of Interests in the Temporary Offshore Global Note. The following provisions shall apply with respect to registration of any proposed transfer of interests in the Temporary Offshore Global Note:
(i)    The Registrar shall register the transfer of any Note (x) if the proposed transferee is a Non-U.S. Person and the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto or (y) if the proposed transferee is a QIB and the proposed transferor has checked the box provided for on the form of Note stating, or has otherwise advised FelCor LP and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised FelCor LP and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding FelCor LP and the Guarantors as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.
(ii)    If the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents referred to in clause (i)(y) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the U.S. Global Note, in an amount equal to the principal amount at maturity of the Temporary Offshore Global Note to be transferred, and the Registrar shall decrease the amount of the Temporary Offshore Global Note in such an amount.
(d)    Transfers of Interests in the Permanent Offshore Global Note or Unlegended Offshore Physical Notes. The following provisions shall apply with respect to any transfer of interests in the Permanent Offshore Global Note or unlegended Offshore Physical Notes. The Registrar shall register the transfer of any such Note without requiring any additional certification.
(e)    Transfers to Non-U.S. Persons at Any Time. The following provisions shall apply with respect to any transfer of a Note to a Non-U.S. Person:

(i)    Prior to 40 days from the initial issuance of a series of Notes, the Registrar shall register any proposed transfer of a Note to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D hereto from the proposed transferor. On and after 40 days from the initial issuance of a series of Notes, the Registrar shall register any proposed transfer to any Non-U.S. Person if the Note to be transferred is a U.S. Physical Note or an interest in the U.S. Global Note, upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor.
(ii)    (a) If the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Note, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount at maturity of the U.S. Global Note in an amount equal to the principal amount at maturity of the beneficial interest in the U.S. Global Note to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the Offshore Global Note in an amount equal to the principal amount at maturity of the U.S. Physical Notes or the U.S. Global Note, as the case may be, to be transferred, and the Registrar shall cancel the U.S. Physical Note, if any, so transferred or decrease the amount of the U.S. Global Note.
(f)    Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless either (i) the circumstances contemplated by the second sentence of the fourth paragraph of Section 2.01 or paragraph (a)(1)(x) or (e)(ii) of this Section 2.08 exist or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to FelCor and FelCor LP and the Registrar to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.
(g)    General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or FelCor LP such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by FelCor LP with respect to) the sufficiency of any such certifications, legal opinions or other information.
The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.07 or this Section 2.08. FelCor LP shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.
SECTION 2.09.    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, FelCor LP shall issue and the authenticating agent shall authenticate a replacement Note of like tenor and amount and bearing a number not contemporaneously outstanding; provided that the requirements of this Section 2.09 are met. If required by the Registrar or FelCor LP, an indemnity bond must be furnished that is sufficient to protect FelCor LP, the Guarantors, the Registrar or any other Agent from any cost, expense or loss that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. FelCor LP may charge such Holder for its expenses and the expenses of the

Registrar in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, FelCor LP in its discretion may pay such Note instead of issuing a new Note in replacement thereof.
Every replacement Note is an additional obligation of FelCor LP and shall be entitled to the benefits of this Indenture.
The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
SECTION 2.10.    Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the authenticating agent except for those cancelled by the Registrar, those delivered to it for cancellation and those described in this Section 2.10 as not outstanding.
If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless and until the Registrar and FelCor LP receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.
If the Paying Agent (other than FelCor, FelCor LP or an Affiliate of FelCor or FelCor LP) holds on the maturity date money sufficient to pay Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them shall cease to accrue.
A Note does not cease to be outstanding because FelCor or FelCor LP or one of their Affiliates holds such Note; provided that, in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by FelCor, FelCor LP, the Guarantors or any other obligor upon the Notes or any Affiliate of FelCor LP or the Guarantors or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not FelCor LP or the Guarantors or any other obligor upon the Notes or any Affiliate of FelCor LP or the Guarantors or of such other obligor.
SECTION 2.11.    Temporary Notes. Until definitive Notes are ready for delivery, FelCor LP may prepare and the authenticating agent shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, FelCor LP will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of FelCor LP designated for such purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes FelCor LP shall execute and the authenticating agent shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.
SECTION 2.12.    Cancellation. FelCor LP at any time may deliver to the Registrar for cancellation any Notes previously authenticated and delivered hereunder which FelCor LP may have acquired in any manner whatsoever, and may deliver to the Registrar for cancellation any Notes previously authenticated hereunder which FelCor LP has not issued and sold. The Trustee and the Paying Agent shall forward to the Registrar any Notes surrendered to it for transfer, exchange or payment. The Registrar shall cancel all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its normal procedure.
SECTION 2.13.    CUSIP Numbers. FelCor LP in issuing the Notes may use “CUSIP,” “CINS” or “ISIN” numbers (if then generally in use), and the Trustee and Registrar shall use CUSIP, CINS or ISIN numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes.
SECTION 2.14.    Defaulted Interest. If FelCor LP or the Guarantors default in a payment of interest on the Notes, FelCor LP or the Guarantors shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.14 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by FelCor LP for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, FelCor LP (or, upon the written request of FelCor LP, the Trustee in the name and at the expense of FelCor LP) shall give to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.
SECTION 2.15.    Issuance of Additional Notes. FelCor LP may, subject to compliance with Article Four of this Indenture, issue additional Notes under this Indenture. The Notes issued on the Closing Date and any additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.
ARTICLE THREE

REDEMPTION
SECTION 3.01.    Optional Redemption.
(a)    Except as provided in this Section 3.01(a), in Section 3.01(b) and Section 3.01(c), FelCor LP will not have the right to redeem any of the Notes prior to June 1, 2020. At any time and from time to time prior to June 1, 2020, FelCor LP and FelCor may, at their option, redeem all or a portion of the Notes at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest and Additional Interest, if any, thereon to, but excluding, the Redemption Date.
(b)    Notwithstanding the foregoing, at any time, or from time to time, on or prior to June 1, 2018, FelCor LP may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes issued under this Indenture at a Redemption Price (expressed as a percentage of the principal amount thereof) equal to 106.000%, together with accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date; provided that (i) at least 65% of the aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately after such redemption; and (ii) FelCor LP makes such redemption no later than 90 days after the consummation of any such Equity Offering.’
(c)    Notwithstanding the foregoing, at any time, and from time to time, on and after June 1, 2020, FelCor LP may redeem all or a portion of the Notes, at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to, but excluding, the Redemption Date:

Year	Redemption Price
2020	103.000%
2021	102.000%
2022	101.000%
2023 and thereafter	100.000%

SECTION 3.02.    Notices to Trustee. If FelCor LP elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed in an Officers’ Certificate at least 15 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).

SECTION 3.03.    Selection of Notes To Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by FelCor LP, of the principal national securities exchange, if any, on which the Notes are listed or, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that no Notes of $1,000 in principal amount at maturity shall be redeemed in part. Notwithstanding the foregoing, if less than all the Notes are to be redeemed with the proceeds of an Equity Offering, the Trustee shall select the Notes to be redeemed on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the Depositary) unless such method is otherwise prohibited.
The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount at maturity may only be redeemed in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount at maturity. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify FelCor LP and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.
SECTION 3.04.    Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.01, at least 15 days (or such shorter period as may be permitted by the Depositary) but not more than 60 days before a Redemption Date, FelCor LP shall give a notice of redemption to each Holder whose Notes are to be redeemed. The notice need not set forth the Applicable Premium but only the manner of calculations of the redemption price. FelCor LP and FelCor will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and the Trustee will not be responsible for such calculation.
The notice shall identify the Notes to be redeemed and shall state:
(i)    the Redemption Date;
(ii)    the Redemption Price, provided that with regard to a redemption pursuant to Section 3.01(a), the notice need only to set forth the method of calculation thereof;
(iii)    the name and address of the Paying Agent;
(iv)    that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;
(v)    that, unless FelCor LP defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;
(vi)    that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount at maturity equal to the unredeemed portion thereof will be reissued; and
(vii)    that, if any Note contains a CUSIP, CINS or ISIN number as provided in Section 2.13, no representation is being made as to the correctness of the CUSIP, CINS or ISIN number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes.
At FelCor LP’s request (which request may be revoked by FelCor LP at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 45 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of FelCor LP; provided that the text of the notice of redemption shall be prepared by FelCor LP. If, however, FelCor LP gives such notice to the Holders, FelCor LP shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.
SECTION 3.05.    Effect of Notice of Redemption. Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued interest and Additional Interest, if any, to the Redemption Date.
Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.
SECTION 3.06.    Deposit of Redemption Price. On or prior to any Redemption Date, FelCor LP shall deposit with the Paying Agent (or, if FelCor LP is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.05) money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by FelCor LP to the Trustee for cancellation.
SECTION 3.07.    Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest and Additional Interest, if any, to such Redemption Date, and on and after such date (unless FelCor LP shall default in the payment of such Notes at the Redemption Price and accrued interest and Additional Interest, if any, to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by FelCor LP at the Redemption Price, together with accrued interest and Additional Interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.
SECTION 3.08.    Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, FelCor LP shall execute and the authenticating agent shall authenticate and deliver to the Holder a new Note equal in principal amount to the unredeemed portion of such surrendered Note.
ARTICLE FOUR

COVENANTS
SECTION 4.01.    Payment of Notes. FelCor LP shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, premium, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than FelCor LP, a Subsidiary of FelCor LP, a Guarantor or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. If FelCor LP, any Subsidiary of FelCor LP, a Guarantor or any Affiliate of any of them, acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of Section 2.05. As provided in Section 6.09, upon any bankruptcy or reorganization procedure relative to FelCor LP or any Guarantor, the Trustee shall serve as the Paying Agent and conversion agent, if any, for the Notes.
FelCor LP shall pay interest on overdue principal, premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.
SECTION 4.02.    Maintenance of Office or Agency. FelCor LP shall maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon FelCor LP in respect of the Notes and this Indenture may be served. FelCor LP will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time FelCor LP shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations or surrenders, may be made or served at the address of the Trustee set forth in Section 10.02.
FelCor LP may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve FelCor LP of its obligation to maintain an office or agency for such purposes. FelCor LP shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
FelCor LP hereby initially designates the Paying Agent, U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, as agent for FelCor LP, at such office of FelCor LP in accordance with Section 2.04.
SECTION 4.03.    Limitation on Indebtedness.
(a)    Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.
(b)    Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis is greater than 45% of Adjusted Total Assets.
(c)    Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness; provided that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1.
(d)    Notwithstanding paragraphs (a), (b) or (c) of this Section 4.03, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (except as specified below) may Incur each and all of the following:
(i)    Indebtedness outstanding under any Line of Credit at any time in an aggregate principal amount not to exceed the greater of (a) $400 million and (b) 15% of Adjusted Total Assets, less any amount of such Indebtedness under any Line of Credit permanently repaid as provided under Section 4.10;
(ii)    Indebtedness owed to:
(A)    FelCor LP or FelCor evidenced by an unsubordinated promissory note, or
(B)    to any Restricted Subsidiary;
provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to FelCor LP or FelCor or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii)    Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv) or (vi) of this paragraph (d)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness pari passu with or subordinate in right of payment to, the Notes shall only be permitted under this clause (iii) if:
(A)    in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu in right of payment with or is expressly made subordinate in right of payment to the remaining Notes,
(B)    in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and
(C)    such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;
provided, further, that in no event may Indebtedness of FelCor LP or FelCor or a Subsidiary Guarantor that is pari passu with or subordinated in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (iii);
(iv)    Indebtedness:
(A)    in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B)    under Currency Agreements and Interest Rate Agreements; provided that such agreements (1) are designed solely to protect FelCor LP or FelCor or any of their respective Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and
(C)    arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;
(v)    Indebtedness of FelCor LP or FelCor, to the extent the net proceeds thereof are promptly
(A)    used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control, or
(B)    deposited to defease the Notes in accordance with Section 8.02 or 8.03;

(vi)    Guarantees of the Notes and the Existing Senior Secured Notes and Guarantees of Indebtedness of FelCor LP or FelCor by any of their respective Restricted Subsidiaries, provided the guarantee of such Indebtedness is permitted by and made in accordance with Section 4.07; or
(vii)    Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $150 million.
(e)    Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
(f)    For purposes of determining any particular amount of Indebtedness under this Section 4.03, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.
For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, each of FelCor LP and FelCor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that FelCor LP and FelCor must classify such item of Indebtedness in an identical fashion; provided further that FelCor LP and FelCor may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.03.
SECTION 4.04.    Limitation on Restricted Payments. Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, directly or indirectly,
(i)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than:
(A)    dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, and
(B)    pro rata dividends or distributions on Common Stock of FelCor LP or any Restricted Subsidiary held by minority stockholders;
(ii)    purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:
(A)    FelCor LP, FelCor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary, or
(B)    a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of FelCor LP or FelCor (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of FelCor LP or FelCor;
(iii)    make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of FelCor LP or FelCor that is subordinated in right of payment to the Notes; or

(iv)    make an Investment, other than a Permitted Investment, in any Person
(such payments or any other actions described in clauses (i) through (iv) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A)    a Default or Event of Default shall have occurred and be continuing,
(B)    FelCor LP or FelCor could not Incur at least $1.00 of Indebtedness under paragraphs (a), (b) and (c) of Section 4.03, or
(C)    the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after September 30, 2009 shall exceed the sum of:
(1)    95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by FelCor LP or FelCor or any of their respective Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2009 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to Section 4.17, plus
(2)    the aggregate Net Cash Proceeds received by FelCor LP or FelCor after September 30, 2009 from the issuance and sale permitted by this Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of FelCor LP or FelCor, including an issuance or sale permitted by this Indenture of Indebtedness of FelCor LP or FelCor for cash subsequent to September 30, 2009 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor, or from the issuance to a Person who is not a Subsidiary of FelCor LP or FelCor of any options, warrants or other rights to acquire Capital Stock of FelCor LP or FelCor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable for cash at the option of the holder, or are required to be redeemed for cash, prior to the Stated Maturity of the Notes), plus
(3)    an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to FelCor LP or FelCor or any of their respective Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by FelCor LP, FelCor and their respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, plus
(4)    the purchase price of noncash tangible assets acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor subsequent to September 30, 2009.
Notwithstanding the foregoing, FelCor LP or FelCor may declare or pay any dividend or make any distribution, so long as FelCor believes in good faith that FelCor qualifies as a REIT under the Code and the declaration or payment of any dividend or the making of any distribution is necessary either to maintain FelCor’s status as a REIT under the Code for any calendar year or to enable FelCor to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by FelCor to its shareholders, with such distribution to be made as and when determined by FelCor, whether during or after the end of, the relevant calendar year, if:

(1)    the aggregate principal amount of all outstanding Indebtedness of FelCor LP or FelCor on a consolidated basis at such time is less than 80% of Adjusted Total Assets, and
(2)    no Default or Event of Default shall have occurred and be continuing.
The foregoing provisions of this Section 4.04 shall not be violated by reason of:
(i)    the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii)    the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of paragraph (d) of Section 4.03;
(iii)    the repurchase, redemption or other acquisition of Capital Stock of FelCor LP or FelCor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
(iv)    the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of FelCor LP or FelCor which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
(v)    payments or distributions, to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of FelCor LP or FelCor;
(vi)    the payment of cash (A) in lieu of the issuance of fractional shares of equity interests upon conversion, redemption or exchange of securities convertible into or exchangeable for equity interests of FelCor and (B) in lieu of the issuance of whole shares of equity interests upon conversion, redemption or exchange of securities convertible into or exchangeable for equity interests of FelCor in an aggregate amount not to exceed $5 million;
(vii)    the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll withholding tax obligations, of Capital Stock of FelCor or FelCor LP in connection with the administration of their equity compensation programs in the ordinary course of business;
(viii)    the declaration or payment of any cash dividend or other cash distribution in respect of Capital Stock of FelCor, FelCor LP or its respective Restricted Subsidiaries constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (c) of Section 4.03 shall be greater than or equal to 2.0 to 1;
(ix)    Investments in any Person or Persons in an aggregate amount not to exceed $200 million;
(x)    Restricted Payments in an aggregate amount not to exceed $150 million, provided that at the time of, and after giving effect to, the proposed Restricted Payment FelCor LP and FelCor could have Incurred at least $1.00 of Indebtedness under paragraphs (a), (b) and (c) of Section 4.03; or
(xi)    the repayment, defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated in right of payment or Disqualified Stock of FelCor or FelCor LP (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, the Disqualified Stock of FelCor or FelCor LP, or (b) pursuant to a required change of control offer or asset sale offer arising from a Change of Control or Asset Sale, as the case may be, provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value;
provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein. Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clause (ii) of this paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) of this paragraph, an Investment referred to in clause (ix) of this paragraph or a Restricted Payment referred to in clause (x) of this paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments.
SECTION 4.05.    Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(i)    pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by FelCor LP or FelCor or any of their respective Restricted Subsidiaries,
(ii)    pay any Indebtedness owed to FelCor LP, FelCor or any other Restricted Subsidiary,
(iii)    make loans or advances to FelCor LP, FelCor or any other Restricted Subsidiary, or
(iv)    transfer its property or assets to FelCor LP, FelCor or any other Restricted Subsidiary.
The foregoing provisions shall not restrict any encumbrances or restrictions:
(1)    existing on the Closing Date as set forth in this Indenture, the Line of Credit, the indenture governing the Existing Senior Secured Notes or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(2)    existing under or by reason of applicable law;
(3)    existing with respect to any Person or the property or assets of such Person acquired by FelCor LP, FelCor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;
(4)    in the case of clause (iv) of the first paragraph of this Section 4.05,
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of FelCor LP, FelCor or any Restricted Subsidiary not otherwise prohibited by this Indenture, or

(C)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of FelCor LP, FelCor or any Restricted Subsidiary in any manner material to FelCor LP, FelCor and their respective Restricted Subsidiaries taken as a whole;
(5)    with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or
(6)    contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:
(A)    the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by FelCor LP and FelCor), and
(B)    each of FelCor LP and FelCor determines that any such encumbrance or restriction will not materially affect such Persons’ ability to make principal or interest payments on the Notes.
Nothing contained in this Section 4.05 shall prevent FelCor LP, FelCor or any Restricted Subsidiary from:
(1)    creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the terms of this Indenture, or
(2)    restricting the sale or other disposition of property or assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that secure Indebtedness of FelCor LP, FelCor or any of their respective Restricted Subsidiaries.
SECTION 4.06.    Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. Neither FelCor LP nor FelCor shall sell, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:
(i)    to FelCor LP, FelCor or a Wholly Owned Restricted Subsidiary;
(ii)    issuances of director’s qualifying shares or sales to individuals of shares of Restricted Subsidiaries, to the extent required by applicable law or to the extent necessary to obtain local liquor licenses;
(iii)    if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; or
(iv)    sales of not greater than 20% of the Capital Stock of a newly-created Restricted Subsidiary made in connection with, or in contemplation of, the acquisition or development by such Restricted Subsidiary of one or more properties to any Person that is, or is an Affiliate of, the entity that provides, franchise, management or other services, as the case may be, to one or more properties owned by such Restricted Subsidiary.
SECTION 4.07.    Limitation on Issuances of Guarantees by Restricted Subsidiaries. Neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of FelCor LP, FelCor or any Subsidiary Guarantor, other than the Notes of FelCor LP, FelCor or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless:

(i)    such Restricted Subsidiary executes and delivers this Indenture and becomes a Subsidiary Guarantor or, if after the Closing Date, substantially simultaneously executes and delivers a supplemental indenture to this Indenture (substantially in the form of Exhibit E hereto) providing for a Subsidiary Guarantee by such Restricted Subsidiary, and
(ii)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this Section 4.07 shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is:
(A)    pari passu with the Notes or Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee, or
(B)    subordinate in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or Subsidiary Guarantee.
SECTION 4.08.    Limitation on Transactions with Affiliates. Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of FelCor LP or FelCor or with any Affiliate of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to FelCor LP, FelCor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.
The foregoing limitation shall not limit, and shall not apply to: (i) transactions (A) approved by a majority of the independent directors (or a committee comprised solely of independent directors) of FelCor or (B) for which FelCor LP, FelCor or any Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to FelCor LP, FelCor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between FelCor LP or FelCor and any of their respective Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary fees and expenses to directors of FelCor who are not employees of FelCor; (iv) any payments or other transactions pursuant to any tax sharing agreement between FelCor LP or FelCor and any other Person with which FelCor LP or FelCor files a consolidated tax return or with which FelCor LP or FelCor is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by Section 4.04; (vi) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to FelCor, FelCor LP and their Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date; (vii) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by FelCor, FelCor LP or any of their Restricted Subsidiaries with officers and employees of FelCor or any of its Restricted Subsidiaries that are Affiliates of FelCor or FelCor LP and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been approved by the Board of Directors of FelCor; (viii) commission, payroll, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of FelCor or any of its Restricted Subsidiaries; (ix) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or (x) any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate

Transaction solely because FelCor LP, FelCor or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this Section 4.08 and not covered by clauses (ii) through (x) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above, and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.
SECTION 4.09.    Maintenance of Total Unencumbered Assets. FelCor LP, FelCor and their respective Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis.
SECTION 4.10.    Limitation on Asset Sales. Neither FelCor LP nor FelCor shall, and neither FelCor LP or FelCor shall permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:
(i)    the consideration received by FelCor LP, FelCor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and
(ii)    at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, with respect to the sale of one or more hotel properties, that up to 75% of the consideration may consist of Indebtedness of the purchaser of such hotel properties; provided, further, that such Indebtedness is secured by a first priority Lien on the hotel property or properties sold.
In the event and to the extent that the Net Cash Proceeds received by FelCor LP, FelCor or such Restricted Subsidiary from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to Section 4.17), then FelCor LP or FelCor shall or shall cause the relevant Restricted Subsidiary to:
(i)    within 24 months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets:
(A)    apply an amount equal to such excess Net Cash Proceeds to permanently reduce Senior Indebtedness of FelCor LP, FelCor or any Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than FelCor LP, FelCor or any of their respective Restricted Subsidiaries, or
(B)    invest an equal amount, or the amount not so applied pursuant to the foregoing clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Restricted Subsidiary having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries existing on the date of such investment, and
(ii)    apply (no later than the end of the applicable 24-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 4.10.
The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 24-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this Section 4.10 totals at least $25 million, FelCor LP must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other Indebtedness plus, in each case, accrued interest and Additional Interest (if any) to the Payment Date; provided such Offer to Purchase shall not be required to be made on a pro rata basis to the holders of such other pari passu Indebtedness if the Net Cash Proceeds would constitute proceeds from the sale of “collateral” with respect to such other pari passu Indebtedness and another offer to purchase had previously been made to such holders with respect to such proceeds pursuant to any “collateral asset sale offer to purchase” or similar provision under the definitive agreements governing such pari passu Indebtedness.
If the aggregate principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and the other Indebtedness that is pari passu with the Notes will be purchased on a pro rata basis based on the principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds.
SECTION 4.11.    Repurchase of Notes upon a Change of Control.
(a)    If a Change of Control occurs, each Holder of Notes shall have the right to require FelCor LP to repurchase all or any part of such Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, FelCor LP shall offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date shall be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, FelCor LP shall give a notice to each Holder stating that a Change of Control has occurred and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given, pursuant to the procedures required by this Section 4.13 and described in such notice.
The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer and shall state:
(i)    that the Change of Control Offer is being made pursuant to this Section 4.11;
(ii)    the amount of the Change of Control Payment and the Change of Control Payment Date;
(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless FelCor LP defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(v)    that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to FelCor LP, a Depositary, if appointed by FelCor LP, or a Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date;
(vi)    that Holders shall be entitled to withdraw their election if FelCor LP, the Depositary or the Paying Agent, as the case may be, receives, not later than one (1) Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(vii)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.
(b)    On the Change of Control Payment Date, FelCor LP shall, to the extent lawful:
(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and
(3)    promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by FelCor LP.
(c)    The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the authenticating agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000. If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer. FelCor LP shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Subject to Section 4.13(d) below, the provisions described herein that require FelCor LP to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Indenture are applicable.
(d)    FelCor LP shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by FelCor LP and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
(e)    FelCor LP shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, FelCor LP shall comply with the applicable securities laws or regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of such compliance.
SECTION 4.12.    Existence. Subject to Articles Four and Five of this Indenture, FelCor LP and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect their existence and the existence of each Restricted Subsidiary in accordance with the respective organizational documents of FelCor LP, the Guarantors and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), material licenses and franchises of FelCor LP, the Guarantors and each Restricted Subsidiary; provided that neither FelCor nor FelCor LP shall be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary or Subsidiary Guarantor, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of FelCor LP, the Guarantors and their Restricted Subsidiaries taken as a whole.

SECTION 4.13.    Payment of Taxes and Other Claims. FelCor and FelCor LP shall pay or discharge and shall cause each of their respective Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) FelCor and FelCor LP or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or (c) the property of FelCor, FelCor LP or any such Restricted Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of FelCor, FelCor LP or any such Restricted Subsidiary; provided that FelCor and FelCor LP shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.
SECTION 4.14.    Maintenance of Properties and Insurance. FelCor and FelCor LP shall cause all properties used or useful in the conduct of their business or the business of any of their Restricted Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of FelCor or FelCor LP may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 4.14 shall prevent FelCor, FelCor LP or any such Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of FelCor, FelCor LP, desirable in the conduct of the business of FelCor, FelCor LP or such Restricted Subsidiary.
Each of FelCor and FelCor LP shall provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which FelCor, FelCor LP or such Restricted Subsidiary, as the case may be, is then conducting business.
SECTION 4.15.    Notice of Defaults. In the event that FelCor LP becomes aware of any Default or Event of Default, FelCor LP, promptly after it becomes aware thereof, shall give written notice thereof to the Trustee.
SECTION 4.16.    Compliance Certificates.
(a)    FelCor and FelCor LP shall deliver to the Trustee, within 45 days after the end of each fiscal quarter (or 90 days after the end of the last fiscal quarter of each year), an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal quarter. In the case of the Officers’ Certificate delivered within 90 days of the end of FelCor’s and FelCor LP’s fiscal year, such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer that a review has been conducted of the activities of FelCor and FelCor LP and their Restricted Subsidiaries and FelCor’s and FelCor LP’s and their Restricted Subsidiaries’ performance under this Indenture and that, to the knowledge of such Officers, FelCor and FelCor LP have complied with all conditions and covenants under this Indenture. For purposes of this Section 4.16, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If they do know of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 4.16(a) shall be for the first fiscal quarter beginning after the execution of this Indenture.
(b)    Within 90 days of the end of each of FelCor and FelCor LP’s fiscal years, FelCor and FelCor LP shall deliver to the Trustee a list of all Significant Subsidiaries. The Trustee shall have no duty with respect to any such list except to keep it on file and available for inspection by the Holders.
SECTION 4.17.    Commission Reports and Reports to Holders. Whether or not FelCor or FelCor LP is then required to file reports with the Commission, FelCor and FelCor LP shall file with the Commission all such reports and other information as they would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto; provided that, if filing such documents by FelCor LP or FelCor with the Commission is not permitted under the Exchange Act, FelCor LP or FelCor shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective Holder within the time period specified by the Commission as if FelCor LP and FelCor were then permitted to file such documents with the Commission; provided, further, that if the rules and regulations of the Commission permit FelCor LP and FelCor to file combined reports or information pursuant to the Exchange Act, FelCor LP and FelCor may file combined reports and information. FelCor LP and FelCor shall supply the Trustee and each Holder who makes a written request for copies, copies of such reports and other information. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including FelCor or FelCor LP’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). In addition, upon the written request of any Holder or any prospective purchaser of the Notes designated by a Holder, FelCor LP shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act. FelCor LP also shall comply with the other provisions of TIA Section 314(a).
SECTION 4.18.    Waiver of Stay, Extension or Usury Laws. FelCor LP covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive FelCor LP from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) FelCor LP hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
SECTION 4.19.    Limitation on Sale-Leaseback Transactions. Neither FelCor LP nor FelCor shall, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.
The foregoing restriction shall not apply to any sale-leaseback transaction with respect to any assets or properties if:
(i)    the lease is for a period, including renewal rights, of not in excess of three years;
(ii)    the lease secures or relates to industrial revenue or pollution control bonds;
(iii)    the transaction is solely between FelCor LP or FelCor and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or
(iv)    FelCor LP or FelCor or any of their respective Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (i)(A) or (B) of the second paragraph of Section 4.10.
SECTION 4.20.    Investment Grade Rating. Notwithstanding anything to the contrary in this Indenture, Sections 4.04, 4.05, 4.06, 4.07, 4.08 and 4.19 and clauses (iii) and (iv) of Section 5.01 shall not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.

ARTICLE FIVE

SUCCESSOR CORPORATION
SECTION 5.01.    Consolidation, Merger and Sale of Assets. From and after the Closing Date, neither FelCor LP nor FelCor will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into FelCor LP or FelCor unless:
(i)    FelCor LP or FelCor shall be the continuing Person, or the Person (if other than FelCor LP or FelCor) formed by such consolidation or into which FelCor LP or FelCor is merged or that acquired or leased such property and assets of FelCor LP or FelCor shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of FelCor LP or FelCor on the Notes and under this Indenture;
(ii)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(iii)    immediately after giving effect to such transaction on a pro forma basis FelCor LP or FelCor, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (a), (b) and (c) of Section 4.03; provided that this clause (iii) shall not apply to a consolidation or merger among Wholly Owned Restricted Subsidiaries, of FelCor or FelCor LP with or into one or more Wholly Owned Restricted Subsidiaries or of one or more Wholly Owned Restricted Subsidiaries with or into FelCor or FelCor LP; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or FelCor LP or FelCor) shall be issued or distributed to the holders of Capital Stock of FelCor LP or FelCor; and
(iv)    FelCor LP or FelCor delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii), if applicable) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this Section 5.01 and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clause (iii) above shall not apply if, in the good faith determination of the Board of Directors of FelCor LP or FelCor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of FelCor LP or FelCor; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
SECTION 5.02.    Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of FelCor LP in accordance with Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which FelCor LP is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, FelCor LP under this Indenture with the same effect as if such successor Person had been named as FelCor LP herein and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes; provided that FelCor LP shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX

DEFAULT AND REMEDIES
SECTION 6.01.    Events of Default. An “Event of Default” shall occur with respect to this Indenture if :
(a)    default in the payment of principal of, or premium, if any, on any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(b)    default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;
(c)    default in the performance or breach of the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of FelCor LP and FelCor or the failure by FelCor LP to make or consummate an Offer to Purchase in accordance with Section 4.10 or make or consummate a Change of Control Offer in accordance with Section 4.11;
(d)    FelCor LP or FelCor defaults in the performance of or breaches any other covenant or agreement of FelCor LP or FelCor in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;
(e)    there occurs with respect to any issue or issues of Indebtedness of FelCor LP or FelCor or any Significant Subsidiary having an outstanding principal amount of $30 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,
(i)    an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or
(ii)    the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $30 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):
(ii)    shall be rendered against FelCor LP or FelCor or any Significant Subsidiary and shall not be paid or discharged, and
(iii)    there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(g)    a court having jurisdiction in the premises enters a decree or order for:
(i)    relief in respect of FelCor LP or FelCor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(ii)    appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or any Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary, or
(iii)    the winding up or liquidation of the affairs of FelCor LP or FelCor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
(h)    FelCor LP or FelCor or any Significant Subsidiary:
(vi)    commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,
(vii)    consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary, or
(viii)    effects any general assignment for the benefit of its creditors; or
(i)    any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.
SECTION 6.02.    Acceleration. If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 that occurs with respect to FelCor LP or FelCor) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to FelCor LP and FelCor (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and Additional Interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to such clause (e) shall be remedied or cured by FelCor LP, FelCor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
If an Event of Default specified in clause (g) or (h) of Section 6.01 occurs with respect to FelCor LP or FelCor, the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to FelCor LP, FelCor and the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
(i)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
SECTION 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.
SECTION 6.04.    Waiver of Past Defaults. Subject to Sections 6.02, 6.07 and 9.02, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause (a) or (b) of Section 6.01 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.
SECTION 6.05.    Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.
SECTION 6.06.    Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder unless:
(1)    such Holder has previously given the Trustee written notice of a continuing Event of Default;
(2)    the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders have offered the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5)    during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with such written request.
For purposes of Section 6.05 and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.
SECTION 6.07.    Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08.    Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (a), (b) or (c) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against FelCor LP, the Guarantors or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest and Additional Interest, if any, remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest and Additional Interest, if any, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to FelCor LP (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or ex-change of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10.    Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:
First: to the Trustee for all amounts due under Section 7.07;
Second: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest and Additional Interest, if any, on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest and Additional Interest, if any, respectively; and
Third: to FelCor LP or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.
The Trustee, upon prior written notice to FelCor LP, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 of this Indenture, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.
SECTION 6.12.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, FelCor LP, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of FelCor LP, the Guarantors, Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
SECTION 6.14.    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
ARTICLE SEVEN

TRUSTEE
SECTION 7.01.    General. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.
SECTION 7.02.    Certain Rights of Trustee. Subject to TIA Sections 315(a) through (d):
(1)    the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document;
(2)    before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 10.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;
(3)    the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;
(4)    the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security and/or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;
(5)    the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount at maturity of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; provided that the Trustee’s conduct does not constitute gross negligence or bad faith;

(6)    whenever in the administration of this Indenture the Trustee shall deem it desirable that a making be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;
(7)    the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of FelCor LP personally or by agent or attorney;
(8)    except with respect to Section 4.01, the Trustee shall have no duty to inquire as to, ascertain compliance with, or make any calculations relating to the performance of the covenants in Article Four hereof. The Trustee shall not be deemed to have notice, or charged with having knowledge, of an Event of Default except any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification at the Corporate Trust Office referencing the Notes and this Indenture or obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.17 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate); and
(9)    the rights, privileges, protections, immunities and benefits given to the Trustee including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by each Agent and its respective officers, employees, agents, custodians and other Persons employed to act hereunder.
SECTION 7.03.    Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with FelCor LP, the Guarantors, or their Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. How-ever, the Trustee is subject to TIA Sections 310(b) and 311.
SECTION 7.04.    Trustee’s Disclaimer. The Trustee (i) makes no representation as to the validity or adequacy of this Indenture or the Notes, (ii) shall not be accountable for FelCor LP’s use or application of the proceeds from the Notes, (iii) shall not be responsible for any statement in the Notes other than its certificate of authentication and (iv) shall have no responsibility for any information or statements contained in any offering or other disclosure documents prepared in connection with the offering and the sale of the Notes other than the information provided by the Trustee to FelCor or FelCor LP, other than its certificate of authentication.
SECTION 7.05.    Notice of Default. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to a Responsible Officer of the Trustee, the Trustee shall give to each Holder in the manner and to the extent provided in TIA Section 313(c) and to the Escrow Agent notice of the Default or Event of Default within 45 days after it occurs, unless such Default or Event of Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.
SECTION 7.06.    Reports by Trustee to Holders. At any time after the Notes have been registered under the Securities Act, within 60 days after each June 1, beginning with June 1, 2016, the Trustee shall mail (or otherwise deliver in accordance with the procedures of the Depository) to each Holder as provided in TIA Section 313(c) a brief report dated as of such June 1 but only if required by TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail (or otherwise deliver in accordance with the procedures of the Depository) all reports as required by TIA Section 313(c).

A copy of each report at the time of its delivery to the Holders of Notes shall be mailed to FelCor LP and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). FelCor LP shall promptly notify the Trustee when the Notes are listed on any stock exchange.
SECTION 7.07.    Compensation and Indemnity. FelCor LP shall pay to the Trustee such compensation as has been agreed in the fee proposal dated May 5, 2015, as it may be amended from time to time. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. FelCor LP shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses and advances incurred or made by the Trustee. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.
FelCor LP shall indemnify the Trustee and its officers, directors, employees and agents and save Trustee and its officers, directors, employees and agents harmless from and against any and all Claims (as hereinafter defined) and Losses (as hereinafter defined) which may be incurred by Trustee or any of such officers, directors, employees or agents as a result of Claims asserted against Trustee or any of such officers, directors, employees or agents as a result of or in connection with Trustee’s capacity as such under this Indenture by any person or entity. For the purposes hereof, the term “Claims” shall mean all claims, lawsuits, causes of action, investigations or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) Trustee or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of FelCor LP or any Guarantor, (b) the appointment of Trustee as trustee under this Indenture or (c) the performance by Trustee of its powers and duties under this Indenture; and the term “Losses” shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of Trustee or any such officer, director, employee or agent (each referred to hereinafter as an “Indemnified Party”), FelCor LP shall assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and notwithstanding any such assumption, the Indemnified Party shall have the right, and FelCor LP shall pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to FelCor LP. FelCor LP hereby agrees that the indemnifications and protections afforded Trustee in this section shall survive the termination of this Indenture. Notwithstanding the foregoing, no indemnification shall be available hereunder to the extent that a court of competent jurisdiction determines in a non-appealable order that the Loss or Claim for which such indemnification is sought was directly caused by the negligence or bad faith of the Indemnified Party.
To secure FelCor LP’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.
If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (g) or (h) of Section 6.01, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any applicable federal or state law for the relief of debtors.
The provisions of this Section shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of this Indenture, including any termination or rejection hereof under any bankruptcy law.
SECTION 7.08.    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying FelCor LP in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee upon 30 days prior written notice to Trustee and may appoint a successor Trustee with the consent of FelCor LP. FelCor LP may at any time remove the Trustee, by Company Order given at least 30 days prior to the date of the proposed removal; provided, however, that in the case of bankruptcy of FelCor LP, the Trustee will have the right to appoint a successor Trustee within 10 Business Days after giving notice of resignation if FelCor LP has not already appointed a successor Trustee.
If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, FelCor LP shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by FelCor LP. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after notice is given by FelCor LP or the Trustee, as the case may be, of such resignation or removal, the retiring Trustee, FelCor LP or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to FelCor LP. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.07, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall give notice of its succession to each Holder.
If the Trustee is no longer eligible under Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
FelCor LP shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.
Notwithstanding replacement of the Trustee pursuant to this Section 7.08, FelCor LP’s obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.
SECTION 7.10.    Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $25,000,000 as set forth in its most recent filed annual report of condition.
SECTION 7.11.    Money Held in Trust. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with FelCor LP. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article Eight of this Indenture.
SECTION 7.12.    Force Majeure. The Trustee and Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of either the Trustee or Agents (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 7.13.    Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.
SECTION 7.14.    Withholding Taxes. The Trustee, as agent for FelCor LP, shall exclude and withhold from each payment of principal and interest and other amounts due hereunder or under the Notes any and all with-holding taxes applicable thereto as required by law. The Trustee agrees to act as such withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Holders of the Notes, that it will file any necessary withholding tax returns or statements when due. FelCor LP or the Trustee shall, as promptly as possible after the payment of the taxes described above, deliver to each Holder of a Note appropriate documentation showing the payment thereof, together with such additional documentary evidence as such Holders may reasonably request from time to time.
ARTICLE EIGHT

DISCHARGE OF INDENTURE
SECTION 8.01.    Termination of Company’s Obligations. Except as otherwise provided in this Section 8.01, FelCor LP may terminate its obligations under the Notes and this Indenture if:
(1)    all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or Notes that are paid pursuant to Section 4.01 or Notes for whose payment money or securities have theretofore been held in trust and thereafter repaid to FelCor LP, as provided in Section 8.05) have been delivered to the Trustee for cancellation and FelCor LP has paid all sums payable by it hereunder; or
(2)    (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) FelCor LP irrevocably deposits in trust with the Trustee during such one-year period as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (in the case of U.S. Government Obligations, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if, any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) after giving pro forma effect to such deposit, no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) after pro forma effect to such deposit, such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which FelCor or FelCor LP is a party or by which they are bound and (E) FelCor and FelCor LP have delivered to the Trustee and Registrar an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.
With respect to the foregoing clause (i), FelCor LP’s obligations under Section 7.07 shall survive. With respect to the foregoing clause (ii), FelCor LP’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 4.02, 7.07, 7.08, 8.04, 8.05 and 8.06 and FelCor LP’s optional redemption rights shall survive until the Notes are no longer outstanding. Thereafter, only FelCor LP’s obligations in Sections 7.07, 8.05 and 8.06 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of FelCor LP’s and the Guarantors’ obligations under the Notes, the Note Guarantees and this Indenture except for those surviving obligations specified above.

SECTION 8.02.    Defeasance and Discharge of Indenture. FelCor LP, FelCor and the Subsidiary Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes or any Subsidiary Guarantee pursuant to Article Eleven on the 123rd day after the date of the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes, and the Trustee, at the expense of FelCor LP, shall execute proper instruments acknowledging the same; provided that the following conditions shall have been satisfied:
(A)    with reference to this Section 8.02, FelCor LP has deposited or caused to be deposited with the Trustee (or another agent satisfying the requirements of Section 7.10 of this Indenture), and specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (1) money in an amount, (2) U.S. Government Obligations that, through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (A), money in an amount or (3) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the outstanding Notes at the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes;
(B)    such material deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which FelCor LP, FelCor or any of their respective Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their respective Restricted Subsidiaries is a party or by which FelCor LP is bound;
(C)    immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit;
(D)    FelCor LP shall have delivered to the Trustee (1) either (x) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of FelCor LP’s exercise of its option under this Section 8.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (y) an Opinion of Counsel to the same effect as the ruling described in clause (x) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of this Indenture such that a ruling from the Internal Revenue Service is no longer required and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940;
(E)    if the Notes are then listed on a national securities exchange, FelCor LP shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit defeasance and discharge will not cause the Notes to be delisted; and
(F)    FelCor LP has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02 have been complied with.
FelCor LP’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 4.02, 7.07, 7.08, 8.05 and 8.06 and FelCor LP’s redemption rights shall survive until the Notes are no longer outstanding. Thereafter, only FelCor LP’s obligations in Sections 7.07, 8.05 and 8.06 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (D)(1) of this Section 8.02 is able to be provided specifically without regard to, and not in reliance upon, the continuance of FelCor LP’s obligations under Section 4.01, then FelCor LP’s obligations under such Section 4.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02.
After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of FelCor LP’s obligations under the Notes, the Note Guarantees and this Indenture except for those surviving obligations in the immediately preceding paragraph.
SECTION 8.03.    Defeasance of Certain Obligations. FelCor LP may omit to comply with any term, provision or condition set forth in clause (iii) or (iv) under Section 5.01 and Sections 4.03 through 4.17 and Section 4.19, clauses (c) and (d) under Section 6.01 with respect to such clause (iii) or (iv) under Section 5.01 and Sections 4.03 through 4.17 and Section 4.19 and Article Twelve, and clauses (e) and (f) under Section 6.01 shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:
(i)    with reference to this Section 8.03, FelCor LP has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another agent satisfying the requirements of Section 7.10), and specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants ex-pressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes;
(ii)    such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which FelCor LP, FelCor or any of their Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their Restricted Subsidiaries is bound;
(iii)    after giving pro forma effect to the deposit referred to in clause (i) above, no Default or Event of Default shall have occurred and be continuing on the date of such deposit;
(iv)    FelCor LP has delivered to the Trustee an Opinion of Counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) the Holders have a valid first-priority security interest in the trust funds and (C) the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(v)    if the Notes are then listed on a national securities exchange, FelCor LP shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit defeasance and discharge will not cause the Notes to be delisted; and
(vi)    FelCor LP has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.03 have been complied with.

SECTION 8.04.    Application of Trust Money. Subject to Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.
SECTION 8.05.    Repayment to Company. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to FelCor LP upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to FelCor LP upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent before being required to make any payment may cause to be published at the expense of FelCor LP once in a newspaper of general circulation in The City of New York or give to each Holder entitled to such money at such Holder’s address (as set forth in the Note Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or notice) any unclaimed balance of such money then remaining will be repaid to FelCor LP. After payment to FelCor LP, Holders entitled to such money must look to FelCor LP for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
SECTION 8.06.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, FelCor LP’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that, if FelCor LP has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, FelCor LP shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS
SECTION 9.01.    Without Consent of Holders. FelCor, FelCor LP, and the Subsidiary Guarantors when authorized by a resolution of their Board of Directors, and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:
(1)    to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;
(2)    to comply with Section 4.07 or Article Five;
(3)    to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;
(4)    to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;
(5)    to secure or Guarantee the Notes; or
(6)    to make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

SECTION 9.02.    With Consent of Holders. Subject to Sections 6.04 and 6.07 and without prior notice to the Holders, FelCor, FelCor LP, and the Subsidiary Guarantors, when authorized by their Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend this Indenture and the Notes with the written consent of the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding, and the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by written notice to the Trustee may waive future compliance by FelCor or FelCor LP with any provision of this Indenture or the Notes.
Notwithstanding the provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:
(i)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;
(ii)    reduce the principal amount of, or premium, if any, or interest on, any Note;
(iii)    change the place of payment of principal of, or premium, if any, or interest on, any Note;
(iv)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;
(v)    reduce the percentage of outstanding Notes, the consent of whose Holders is necessary to modify or amend this Indenture;
(vi)    waive a Default in the payment of principal of, premium, if any, or interest on the Notes;
(vii)    voluntarily release a Guarantor of the Notes;
(viii)    modify any of the provisions of this Section 9.02, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or
(ix)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the sub-stance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, FelCor LP shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. FelCor LP shall mail supplemental indentures to Holders upon request. Any failure of FelCor LP to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
SECTION 9.03.    Revocation and Effect of Consent. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if FelCor LP or a tabulation agent receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by FelCor LP or a tabulation agent of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes.
FelCor LP may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.
After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (i) through (ix) of Section 9.02. In case of an amendment or waiver of the type described in clauses (i) through (ix) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.
SECTION 9.04.    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, FelCor may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if FelCor LP or the Trustee so determines, FelCor LP in exchange for the Note shall issue and the authenticating agent shall authenticate a new Note that reflects the changed terms.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.05.    Trustee To Sign Amendments, Etc. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
SECTION 9.06.    Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.
ARTICLE TEN

MISCELLANEOUS
SECTION 10.01.    Trust Indenture Act of 1939. Prior to the effectiveness of the Registration Statement, this Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. After the effectiveness of the Registration Statement, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.
SECTION 10.02.    Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail or by any overnight delivery service addressed as follows:
if to FelCor, FelCor LP, or any Subsidiary Guarantor:
c/o FelCor Lodging Trust Incorporated
545 East John Carpenter Freeway
Suite 1300
Irving, Texas 75062
Attention: General Counsel
if to the Trustee, Paying Agent or Registrar:
U.S. Bank National Association
60 Livingston Avenue

EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Attention: Corporate Trust Services
Notice to the Trustee, Registrar or Paying Agent shall only be deemed received when actually received in accordance with the notice provisions above, or by a Responsible Officer of the Trustee or other Agent as applicable.
FelCor, FelCor LP, or a Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Holder shall be mailed to him at his address as it appears on the Note Register by first class mail and shall be sufficiently given to him if so mailed within the time prescribed. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time. Not in limitation of the foregoing, if any Notes are held of record by a securities depositary, any notice to Holders hereunder shall be given to such depositary in accordance with such depositary’s procedures
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 10.02, it is duly given, whether or not the addressee receives it.
Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as reasonably provided shall constitute a sufficient notification for every purpose hereunder.
SECTION 10.03.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by FelCor LP to the Trustee to take any action under this Indenture, FelCor LP shall furnish to the Trustee:
(i)    an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(ii)    an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.
In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
Any certificate or opinion of an Officer of FelCor LP may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of FelCor LP stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
SECTION 10.04.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i)    a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
(ii)    a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;
(iii)    a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(iv)    a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
SECTION 10.05.    Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules, direction by or for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.
SECTION 10.06.    Payment Date Other Than a Business Day. If an Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of maturity of any Note shall not be a Business Day, then payment of principal of, premium, if any, interest or Additional Interest, if any, on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Payment Date, or Redemption Date, or at the Stated Maturity or date of maturity of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Payment Date, Redemption Date, Stated Maturity or date of maturity, as the case may be.
SECTION 10.07.    Governing Law. The laws of the State of New York shall govern this Indenture and the Notes. The Trustee, the Agents, FelCor LP and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture or the Notes. Notwithstanding the foregoing, the situs of the trusts created hereunder shall be deemed to be the Corporate Trust Office at which location the trusts shall be administered.
SECTION 10.08.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of FelCor LP, the Guarantors or any Subsidiary of any such Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 10.09.    No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of FelCor LP or the Guarantors contained in this Indenture, or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future limited partner, stockholder, other equity holder (other than a general partner), officer, director, employee or controlling person, as such, of FelCor LP, FelCor, the Subsidiary Guarantors or of any successor Person, either directly or through FelCor LP or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.
SECTION 10.10.    Successors. All agreements of FelCor LP, FelCor, or the Subsidiary Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 10.11.    Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10.12.    Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 10.13.    Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.
ARTICLE ELEVEN

GUARANTEE OF THE NOTES
SECTION 11.01.    Guarantee. Subject to the provisions of this Article Eleven, each Guarantor, jointly and severally, hereby unconditionally guarantees to each Holder and to the Trustee on behalf of the Holders and the Agents: (i) the due and punctual payment of the principal of, premium if any, on and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of FelCor LP to the Holders, the Trustee or any Agent, all in accordance with the terms of such Note and this Indenture and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at Stated Maturity, by acceleration, redemption or otherwise. Each Guarantor hereby waives diligence, presentment, filing of claims with a court in the event of merger or bankruptcy of FelCor LP, any right to require a proceeding first against FelCor LP, the benefit of discussion, protest or notice with respect to any such Note or the debt evidenced thereby and all demands whatsoever (except as specified above), and covenants that this Article Eleven will not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon and as provided in Sections 8.01 and 8.02. The maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Article Eleven. In the event of any declaration of acceleration of such obligations as provided in Article Eleven, such obligations (whether or not due and payable) shall become due and payable immediately by the Guarantor for the purpose of this Article Eleven. In addition, without limiting the foregoing provisions, upon the effectiveness of an acceleration under Article Six, the Trustee shall promptly make a demand for payment on the Notes under the Guarantees provided for in this Article Eleven.
Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against performance or enforcement of such Guarantor’s obligations under this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Holders against FelCor LP, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from FelCor LP, directly or indirectly, in cash or other property or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the principal of, premium if any, and accrued interest on the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall immediately be paid to the Trustee for the benefit of the Holders to be credited and applied upon the principal of, premium, if any, and accrued interest on the Notes. Each Guarantor acknowledges that it will receive direct and indirect benefits from the issuance of the Notes pursuant to this Indenture and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
The Guarantee set forth in this Section 11.01 shall not be valid or become obligatory for any purpose with respect to a Note until the certificate of authentication on such Note shall have been signed by or on behalf of the Trustee or authenticating agent.
SECTION 11.02.    Obligations of Guarantor Unconditional. Nothing contained in this Article Eleven or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among each Guarantor and the Holders of the Notes, the obligation of each Guarantor, which is absolute and unconditional, upon failure by FelCor LP, to pay to the Holders of the Notes and principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of each Guarantor, nor shall anything herein or therein prevent the Holder of any Note or the Trustee on their behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture.
Without limiting the generality of the foregoing, nothing contained in this Article Eleven will restrict the right of the Trustee or the Holders of the Notes to take any action to declare the Guarantees to be due and payable prior to the stated maturity of the Notes pursuant to Section 6.02 or to pursue any rights or remedies hereunder.
SECTION 11.03.    Notice to Trustee. Each Guarantor shall give prompt written notice to the Trustee of any fact known to such Guarantor which would prohibit the making of any payment to or by the Trustee in respect of the Guarantee pursuant to the provisions of this Article Eleven.
SECTION 11.04.    This Article Not To Prevent Events of Default. The failure to make a payment on account of principal, of premium, if any, or interest on the Notes by reason of any provision of this Article Eleven will not be construed as preventing the occurrence of an Event of Default.
SECTION 11.05.    Trustee’s Compensation Not Prejudiced. Nothing in this Article Eleven will apply to amounts due to the Trustee or any Agent pursuant to other sections in this Indenture.
SECTION 11.06.    Payments May Be Paid Prior to Dissolution. Nothing contained in this Article Eleven or elsewhere in this Indenture shall prevent (i) a Guarantor from making payments of principal of, premium if any, and interest on the Notes, or from depositing with the Trustee any monies for such payments or (ii) the application by the Trustee of any monies deposited with it for the purpose of making such payments of principal of, premium, if any, and interest on the Notes to the Holders entitled thereto, each Guarantor shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of such Guarantor.
SECTION 11.07.    Release of Guarantee. Any Note Guarantee provided pursuant to this Article Eleven or Section 4.07 by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon (i) the sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor or all or substantially all of the assets of such Subsidiary Guarantor; provided such sale or other disposition is in compliance with the terms of this Indenture, (ii) the consolidation or merger of any such Subsidiary Guarantor with any person other than FelCor LP or a Subsidiary of FelCor LP, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP; provided such consolidation or merger is in compliance with this Indenture, (iii) satisfaction and discharge of the obligations under this Indenture or a defeasance under Section 8.02 or 8.03 of this Indenture, (iv) the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; provided such designation is in compliance with the terms of this Indenture, (v) the unconditional and complete release of each Subsidiary Guarantor in accordance with Article Nine of this Indenture, or (vi) the unconditional and complete release of a Subsidiary Guarantor from its Guarantee provided pursuant to Section 4.07 of all Guaranteed Indebtedness, except a discharge or release by or as a result of payment under such Note Guarantee.

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.
FELCOR LODGING LIMITED PARTNERSHIP
By:    FelCor Lodging Trust Incorporated, General Partner
By:    /s/Jonathan H. Yellen
Name: Jonathan H. Yellen
Title: Executive Vice President, General Counsel and Secretary
FELCOR LODGING TRUST INCORPORATED
By:    /s/Jonathan H. Yellen
Name: Jonathan H. Yellen
Title: Executive Vice President, General Counsel and Secretary

FELCOR CANADA CO.
FELCOR/CSS HOLDINGS, L.P.

By:	FelCor/CSS Hotels, L.L.C., General Partner
FELCOR COPLEY PLAZA, L.L.C.
FELCOR ESMERALDA (SPE), L.L.C.
FELCOR HOTEL ASSET COMPANY, L.L.C.
FELCOR LODGING HOLDING COMPANY, L.L.C.
FELCOR ST. PETE (SPE), L.L.C.
FELCOR TRS BORROWER 4, L.L.C.
FELCOR TRS HOLDINGS, L.L.C.
LOS ANGELES INTERNATIONAL AIRPORT HOTEL ASSOCIATES, A TEXAS LIMITED PARTNERSHIP

By:	FelCor/LAX Holdings, L.P., General Partner

By:	FelCor/LAX Hotels, L.L.C., General Partner
MADISON 237 HOTEL, L.L.C.
ROYALTON 44 HOTEL, L.L.C.
FELCOR MILPITAS OWNER, L.L.C.
FELCOR BATON ROUGE OWNER, L.L.C.
FELCOR DALLAS LOVE FIELD OWNER, L.L.C.
MYRTLE BEACH OWNER, L.L.C.
FELCOR/CMB BUCKHEAD HOTEL, L.L.C.
FELCOR/CMB MARLBOROUGH HOTEL, L.L.C.
FELCOR/CMB ORSOUTH HOLDINGS, L.P.

By:	FelCor/CMB Orsouth Hotel, L.L.C., General Partner
FELCOR/CMB SSF HOLDINGS, L.P.

By:	FelCor/CMB SSF Hotel, L.L.C., General Partner
FELCOR S-4 HOTELS (SPE), L.L.C.
FCH/PSH, L.P.

By:	FelCor/CSS Hotels, L.L.C., General Partner

By:	/s/Jonathan H. Yellen
Name: Jonathan H. Yellen
Title: Executive Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee,
Registrar and Paying Agent
By:    /s/Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

EXHIBIT A
[FACE OF NOTE]

6.000% Senior Note due 2025
CUSIP No. 144A: 31430Q BF3
REG S: U31522 AM4
No.    $__________
FelCor Lodging Limited Partnership, a Delaware limited partnership (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & Co., or its registered assigns, the principal sum of _____________ ($______________), [or such greater or lesser principal amount as may from time to time be reflected on the books and records of the Registrar (but in no event may such amount exceed the aggregate principal amount of Notes authenticated pursuant to Section 2.03 of the Indenture referred to below and then outstanding pursuant to Section 2.10 of the Indenture)] on June 1, 2025.
Interest Payment Dates: June 1 and December 1, commencing December 1, 2015.
Regular Record Dates: May 15 and November 15.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.
FELCOR LODGING LIMITED PARTNERSHIP
By:    FelCor Lodging Trust Incorporated,
its general partner

By:    ___________________________________________
Name:
Title:
By:    ___________________________________________
Name:
Title:

(Authenticating Agent’s Certificate of Authentication)
This is one of the 6.000% Senior Notes due 2025 described in the within-mentioned Indenture.
Date:
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By
    Name:
Title:

[REVERSE SIDE OF NOTE]

FELCOR LODGING LIMITED PARTNERSHIP
6.000% Senior Note due 2025
1.    Principal and Interest.
The Issuer will pay the principal of this Note on June 1, 2025.
Interest on the Notes will be payable semi-annually in cash on each June 1 and December 1 commencing on December 1, 2015 (each, an “Interest Payment Date”), to the Holders of record of the Notes at the close of business on May 15 and November 15 immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
If an exchange offer registered under the Securities Act is not consummated and a shelf registration statement under the Securities Act with respect to resales of the Notes is not declared effective by the Commission on or before 180 days after the Closing Date in accordance with the terms of the Registration Rights Agreement, interest due on the Notes will accrue at an annual rate of 0.5% (“Additional Interest”) plus the interest rate specified on the face hereof until the exchange offer is consummated or the shelf registration statement is declared effective. The Holder of this Note is entitled to the benefits of such Registration Rights Agreement.
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Closing Date.
This Note will bear interest at a rate of 6.000% per annum.
The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.
2.    Method of Payment.
The Issuer will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each June 1 and December 1 to the persons who are Holders (as reflected in the Note Register at the close of business on such May 15 and November 15 immediately preceding the Interest Payment Date), in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Issuer will make payment to the Holder that surrenders this Note to a Paying Agent on or after June 1, 2025.
The Issuer will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts at the office or agency of the Issuer maintained for such purpose within the City and State of New York, or, at the option of the Issuer any payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.
3.    Paying Agent and Registrar.
Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Issuer may change any authenticating agent, Paying Agent or Registrar without notice. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.    Indenture; Limitations.
The Issuer issued the Notes under an Indenture dated as of May 21, 2015 (the “Indenture”), between the Issuer and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”), registrar (“Registrar”) and paying agent (“Paying Agent”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.
The Notes are general unsecured obligations of the Issuer.
5.    Redemption.
Except as provided below, the Issuer may not redeem any of the Notes prior to June 1, 2020.
At any time and from time to time prior to June 1, 2020, the Issuer may, at its option, redeem all or a portion of the Notes at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the Redemption Date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 15 (or such shorter period as may be permitted by the Depositary) nor more than 60 days prior to, but excluding, the Redemption Date.
Notwithstanding the foregoing, at any time, or from time to time, on or prior to June 1, 2018, the Issuer may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a Redemption Price of 106.000% of the principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, thereon, if any, to, but excluding, the Redemption Date; provided that
(i)    at least 65% of the principal amount of the Notes issued under this Indenture remains outstanding immediately after such redemption; and
(ii)    the Issuer makes such redemption not more than 90 days after the consummation of any such Equity Offering.
Notwithstanding the foregoing, at any time, and from time to time, on and after June 1, 2020, the Issuer may redeem all or a portion of the Notes, at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to, but excluding, the Redemption Date:

Year	Redemption Price
2020	103.000%
2021	102.000%
2022	101.000%
2023 and thereafter	100.000%

Notice of any optional redemption will be mailed at least 15 (or such shorter period as may be permitted by the Depositary) but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its last address as it appears in the Note Register. Notes in original principal amount greater than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption, unless the Issuer defaults in the payment of the amount due upon redemption.

6.    Repurchase upon Change in Control.
Upon the occurrence of any Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Issuer in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”).
A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder at his last address as it appears in the Note Register. Notes in original denominations larger than $1,000 may be sold to the Issuer in part. On and after the Change of Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Issuer, unless the Issuer defaults in the payment of the Change of Control Payment.
7.    Denominations; Transfer; Exchange.
The Notes are in registered form without coupons in denominations of $1,000 of principal amount at maturity and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.
8.    Persons Deemed Owners.
A Holder shall be treated as the owner of a Note for all purposes.
9.    Unclaimed Money.
If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee will pay the money back to the Issuer at its request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee with respect to such money shall cease.
10.    Discharge Prior to Redemption or Maturity.
If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes (a) to redemption or maturity, the Issuer will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, and (b) to the Stated Maturity, the Issuer will be discharged from certain covenants set forth in the Indenture.
11.    Amendment; Supplement; Waiver.
Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.
12.    Restrictive Covenants.
The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, use the proceeds from certain Assets

Sales, engage in transactions with Affiliates or merge, consolidate or transfer substantially all of their assets. Within 45 days after the end of each fiscal quarter (or 90 days after the end of the last fiscal quarter of each year), the Issuer must report to the Trustee on compliance with such limitations.
13.    Successor Persons.
When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.
14.    Defaults and Remedies.
The following events constitute “Events of Default” under the Indenture:
(a)    default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(b)    default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;
(c)    default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer or the failure by the Issuer to make or consummate an Offer to Purchase in accordance with Section 4.10 or make or consummate a Change of Control Offer in accordance with Section 4.11;
(d)    the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;
(e)    there occurs with respect to any issue or issues of Indebtedness of the Issuer or any Significant Subsidiary having an outstanding principal amount of $30 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $30 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance) (i) shall be rendered against the Issuer or any Significant Subsidiary and shall not be paid or discharged, and (ii) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(g)    a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h)    the Issuer or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (iii) effects any general assignment for the benefit of its creditors; or
(i)    any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.
If an Event of Default (other than an Event of Default described in subparagraphs (g) or (h) above that occurs with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If an Event of Default described in subparagraphs (g) or (h) above occurs with respect to the Issuer, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.
15.    Trustee Dealings with the Issuer.
The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.
16.    No Recourse Against Others.
No incorporator or any past, present or future limited partner, shareholder, other equity holder, officer, member, director, employee or controlling person as such, of the Issuer or of any successor Person shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
17.    Authentication.
This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.
18.    Abbreviations.
Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to FelCor Lodging Limited Partnership, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062 or at such other address provided for in the Indenture.
19.    Guarantee.
Repayment of principal and interest on the Notes is guaranteed on a senior basis by the Guarantors pursuant to Article Eleven of the Indenture.

[FORM OF TRANSFER NOTICE]
FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto
Insert Taxpayer Identification No.
__________________________________________ (Please print or typewrite name and address including zip code of assignee) the within Note and all rights thereunder, hereby irrevocably constituting _______ ___________________________________ and appointing _______________________ attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.
[THE FOLLOWING PROVISION TO BE INCLUDED
ON ALL NOTES OTHER THAN EXCHANGE NOTES,
PERMANENT OFFSHORE GLOBAL NOTES AND
OFFSHORE PHYSICAL NOTES]
In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date the shelf registration statement with respect to resales of the Notes is declared effective or (ii) two years after the original issuance of the Notes, the undersigned confirms that without utilizing any general solicitation or general advertising that:
[Check One]
[ ]    (a)    this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.
or
[ ]    (b)    this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.
If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.08 of the Indenture shall have been satisfied.
Date:
NOTICE: The signature to this assignment must
correspond with the name as written upon the face
of the within-mentioned instrument in every particular,
without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Date:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE
If you wish to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.11 of the Indenture, check the Box:
If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in principal amount at maturity): $___________________.
Date: _____________
Your Signature: ____________________________________________________________________________
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee: ________________________________________________________________________
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B
Form of Certificate
___________, _____
FelCor Lodging Limited Partnership
545 East John Carpenter Freeway
Suite 1300
Irving, Texas 75062
U.S. Bank National Association
60 Livingston Avenue
EP MN WS3C
St. Paul, Minnesota 55107-2292
Attn: Corporate Trust Services

Re:	FelCor Lodging Limited Partnership (the “Issuer”)6.000% Senior Notes due 2025 (the “Notes”)
Dear Sirs:
This letter relates to U.S. $____________ principal amount at maturity of Notes represented by a Note (the “Legended Note”) which bears a legend outlining restrictions upon transfer of such Legended Note. Pursuant to Section 2.01 of the Indenture (the “Indenture”) dated as of May 21, 2015, relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States to whom the Notes could be transferred in accordance with Rule 903 or Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended. Accordingly, you are hereby requested to exchange the legended certificate for an unlegended certificate representing an identical principal amount at maturity of Notes, all in the manner provided for in the Indenture.
You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Holder]
By:
        Authorized Signatory

B-1

EXHIBIT C
Form of Certificate to Be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors
_____________, __
FelCor Lodging Limited Partnership
545 East John Carpenter Freeway
Suite 1300
Irving, Texas 75062
U.S. Bank National Association
60 Livingston Avenue
EP MN WS3C
St. Paul, Minnesota 55107-2292
Attn: Corporate Trust Services

Re:	FelCor Lodging Limited Partnership (the “Issuer”)6.000% Senior Notes due 2025 (the “Notes”)
Dear Sirs:
In connection with our proposed purchase of $____________ aggregate principal amount at maturity of the Notes, we confirm that:
1.    We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of May 21, 2015, relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Notes, we will do so only (A) to the Issuer, FelCor or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you a signed letter substantially in the form of this letter, and, if this letter relates to a proposed transfer in respect of an aggregate principal amount of Notes less than $100,000, an opinion of counsel acceptable to the Issuer and FelCor that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.
3.    We understand that, on any proposed resale of any Notes, we will be required to furnish to you such certifications, legal opinions and other information as you may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

C-1

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5.    We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.
Very truly yours,
[Name of Transferee]
By:
        Authorized Signatory

C-2

EXHIBIT D
Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S
___________, ____
FelCor Lodging Limited Partnership
545 East John Carpenter Freeway
Suite 1300
Irving, Texas 75062
U.S. Bank National Association
60 Livingston Avenue
EP MN WS3C
St. Paul, Minnesota 55107-2292
Attn: Corporate Trust Services

Re:	FelCor Lodging Limited Partnership (the “Issuer”)6.000% Senior Notes due 2025 (the “Notes”)
Dear Sirs:
In connection with our proposed sale of U.S.$________ aggregate principal amount at maturity of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(1)    the offer of the Notes was not made to a person in the United States;
(2)    at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;
(3)    no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and
(4)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:
        Authorized Signatory

D-1

EXHIBIT E
Form of Supplemental Indenture
[Attached]

E-1